Exhibit 4.2

Back to Contents

THIS AGREEMENT is made the 17th day of December, 2002

BETWEEN:

(1)	CADBURY SCHWEPPES FINANCE p.l.c. (the “Company”);

(2)	CADBURY SCHWEPPES PUBLIC LIMITED COMPANY (the “Guarantor”);

(3)	BANC OF AMERICA SECURITIES LIMITED, BNP PARIBAS, HSBC BANK plc,
LLOYDS TSB BANK plc and THE ROYAL BANK OF SCOTLAND plc (the “Mandated Lead Arrangers”);

(4)	THE BANKS listed in the First Schedule (the “Banks”);

(5)	HSBC BANK plc (the “Agent”); and

(6)	HSBC BANK USA (the “Swingline Agent”).

NOW IT IS HEREBY AGREED as follows:

Part 1

INTERPRETATION

1.	Interpretation

1.1	In this Agreement:

“Acquisition Agreement” means the stock and asset purchase agreement between Pfizer Inc. and the Guarantor, expected to be executed on or about the date of this Agreement;

“Adjusted Net Interest” means in respect of any Relevant Period, interest paid less interest received, which for the avoidance of doubt, shall exclude net interest of associates;

“Advance” means an advance to be made by the Banks under the Facility or, as the context may require, the amount thereof advanced and for the time being remaining outstanding;

“Advance Date” means the date of an Advance, being the date on which the relevant Advance is to be made, which shall be a business day;

“Advance Request” means a notice given to the Agent pursuant to Clause 6 in the form set out in the Fourth Schedule;

Back to Contents

“Anniversary” means an anniversary of the date of this Agreement or, if any anniversary falls on a day which is not a business day, the next succeeding business day (unless the result of such extension would be to deem such anniversary to be carried over into another calendar month, in which event such anniversary shall be deemed to be the immediately preceding business day);

“Agent” means HSBC Bank plc in its capacity as agent and includes any successor appointed in accordance with Clause 33;

“Agents’ Fee Letter” means the fee letter from the Agent dated the same date as this Agreement setting out the Agent’s fee and the Swingline Agent’s fee;

“Authorised Signatory” in relation to the Company or the Guarantor and any communication to be made, or any document to be executed or certified, by the Company or the Guarantor means, at any time any person:-

(i)	who is at such time duly authorised, by or pursuant to the board resolution mentioned in the Second Schedule or in such other manner as may be acceptable to the Agent, to make such communication, or to execute or certify such document, on behalf of the Company or the Guarantor, as the case may be; and

(ii)	in respect of whom the Agent and the Swingline Agent have received a certificate of a duly authorised officer of the Company or the Guarantor, as the case may be, setting out the name and, where such person is authorised to execute or certify documents, signature of such person and confirming such person’s authority to act as aforesaid;

“Available Amount” means, in relation to a Bank, the amount of its Commitment reduced by the Original Dollar Amount of its participation in each Advance outstanding at the date determination is made;

“Available Facility” means, at any time, the aggregate of the Available Amounts at such time;

“Available Swingline Amount” means, in relation to a Bank, the amount of its Swingline Commitment reduced by the Original Dollar Amount of each Swingline Advance outstanding at the date determination is made;

“Available Swingline Facility” means, at any time, the aggregate of the Available Swingline Amounts at such time;

“Available Tranche A Commitment” means, in relation to a Bank, its Tranche A Commitment less its participation in any outstanding Tranche A Advances;

“Available Tranche B Commitment” means, in relation to a Bank, its Tranche B Commitment less its participation in any outstanding Tranche B Advances;

“Available Tranche C Commitment” means, in relation to a Bank, its Tranche C Commitment less its participation in any outstanding Tranche C Advances;

Back to Contents

“Bank” means:-

(1)	any financial institution named in the First Schedule other than one which has ceased to be a party hereto in accordance with the terms hereof; or

(2)	any financial institution which has become a party to this Agreement in accordance with the provisions of Clause 32 other than one which has subsequently ceased to be a party hereto in accordance with the terms hereof;

“Bank Transferee” means a bank or other financial institution to which a Bank seeks to transfer all or part of such Bank’s rights, benefits and obligations under this Agreement;

“CNR” means the Centre for Non-Residents of the Inland Revenue in the United Kingdom;

“Certain Funds Period” means the period beginning on the date hereof and ending on the earliest of:

(a)	the date 30 days after the day on which the Group shall have acquired the Target Business; or

(b)	the date on which all the obligations of the Guarantor and/or any subsidiary of the Guarantor under or pursuant to the Acquisition Agreement of even date herewith and relating to the Target Business have been terminated or wholly fulfilled; or

(c)	6 months after the date of this Agreement.

“Commitment” means, subject to reduction and cancellation as herein provided, the amount which a Bank has committed to the Facility and is divided into “Tranche A Commitments”, “Tranche B Commitments” and “Tranche C Commitments”. Each Bank’s initial “Commitment” in respect of the Tranche A Facility, the Tranche B Facility and the Tranche C Facility is set out next to its name in the First Schedule. This may be advanced in accordance with this Agreement. In addition, the amount of a Bank’s Commitment may be adjusted in accordance with Clause 12;

“Costs Rate” means a rate per annum determined by the Agent and notified to the Company in accordance with the Sixth Schedule;

“Double Tax Treaty Bank” means a bank to which payments under this Agreement may be made without deduction or withholding for or on account of tax of the United Kingdom by virtue of a double tax treaty or convention relating to the relief from double taxation on income or capital between the United Kingdom and another state;

“EBITDA” means, in respect of any Relevant Period, Group Operating Profit plus depreciation plus amortisation of goodwill plus major restructuring costs plus or minus exceptional items;

Back to Contents

“Equivalent Amount” means the amount of any Optional Currency converted from the relevant amount of dollars at the Agent’s spot rate of exchange for the purchase of the relevant Optional Currency with dollars at or about 11.00 a.m. on the third business day immediately preceding the date on which the relevant amount in the Optional Currency is to be lent under this Agreement or, in the case of a Swingline Sterling Advance, on the date on which the Swingline Sterling Advance is made;

“Event of Default” means any of those events or circumstances specified in Clause 22;

“Existing Facilities” means the US$2,000,000,000 revolving credit facility dated 2nd October, 2000 and made between, inter alia, the Company, the Guarantor, BNP Paribas and HSBC Bank plc as arrangers and HSBC Bank plc as agent and each $55,000,000 bilateral credit facility dated 7th August, 1997 made between the Company and any Bank;

“Facility” means the revolving multi-currency credit facility granted by the Banks to the Company under Clause 2.1 under which the Banks may make Advances in an aggregate amount for the time being outstanding not exceeding the Total Commitments;

“Facility Office” in relation to the Agent or a Bank means the office identified with its signature below or, in the case of a Bank Transferee, at the end of the Transfer Certificate to which it is a party as Bank Transferee or, in any case, such other office as it may from time to time, by notice to the Company, select provided that if the Bank or Bank Transferee is a Double Tax Treaty Bank such office is outside the United Kingdom;

“Federal Funds Rate” in relation to a Swingline Dollar Advance and a day in an Interest Period relating thereto or in relation to an unpaid sum in respect of a Swingline Dollar Advance and a day on which any such sum remains outstanding, means the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the United States Federal Reserve System arranged by Federal funds brokers, as published for that day (or if such day is not a New York Business Day, for the immediately preceding New York Business Day) by the Federal Reserve Bank of New York or, if such a rate is not so published for any day which is a New York Business Day, the average of the quotations for that day for such transactions received by the Swingline Agent from three Federal funds brokers of recognised standing, (and for the purposes of this definition only, “New York Business Day” means a day on which such Federal funds transactions are carried on in New York);

“Front End Fee Letter” means the fee letter from the Agent dated the same date as this Agreement setting out the front end fee payable to the Banks;

“Group” means, at any time, the Guarantor and each of its subsidiaries and subsidiary undertakings and “member of the Group” shall be construed accordingly except that, where the term “member of the Group” is used in Part 8, such term there means the Company, the Guarantor and any Principal Subsidiary and (except in the case of Clauses 19.3, 21.2.2, 22.1.6 and 22.1.7) the term “member of the Group” until six months from the date of the acquisition of the Target Business, shall exclude any subsidiary acquired after the date of this Agreement;

Back to Contents

“Interest Period” means, in relation to any Advance, such period as may be selected or deemed to be selected in accordance with Clause 8 or Clause 11;

“LIBOR” in relation to any Advance and the Interest Period relating thereto or in relation to an unpaid sum and a period relating thereto in accordance with Clause 27.1, means the rate determined by the Agent to be:-

(i) the rate (rounded upwards, if necessary, to four decimal places of one per cent.) for the currency in which the Advance is to be denominated for such Interest Period or period which appears on display pages 3750 or 3740 of the Telerate Service (or such other pages as may replace pages 3750 or 3740 of such system or such other system as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for deposits in the relevant currency) as at 11.00 a.m. on the Quotation Date for such period; or

(ii) if LIBOR cannot be determined in accordance with paragraph (i) above, the arithmetic mean (rounded upwards, if necessary, to four decimal places of one per cent.) of the respective rates notified to the Agent by each of the Reference Banks as the rate at which it is offering deposits in the currency in which the Advance is to be denominated for such Interest Period or period to prime banks in the London Interbank Market at or about 11.00 a.m. on the Quotation Date for such Interest Period or period, provided that if on any occasion a Reference Bank fails to supply the Agent with a quotation of the rate for which such quotation was required, LIBOR shall, subject to Clause 18.1, be determined from those quotations which are supplied to the Agent;

“Loan” means the aggregate principal amount for the time being outstanding to the Banks under the Facility;

“London Business Day” means a day (excluding Saturdays and Sundays) on which banks are open for business (including money transfer and foreign exchange transactions) in London;

“Majority Banks” means:-

(1) a Bank or group of Banks whose Commitments amount in aggregate to more than 66 per cent. of the Total Commitments; and

(2) if no Advance is then outstanding and the Total Commitments have been reduced to zero, a Bank or group of Banks whose Commitments in aggregate amounted to more than 66 per cent. of the Total Commitments immediately before the reduction;

Back to Contents

“Margin” means:

(a)	subject to paragraphs (b) to (e) (inclusive) below, the applicable margin will be calculated in accordance with the following table:

The ratio of EBITDA to Adjusted Net Interest as calculated in accordance with the latest financial statements	per cent. Tranche A	per cent. Tranche B	per cent. Tranche C
(1) < 5 : 1	0.65	0.575	0.475
(2) > 5 : 1 but < 6 : 1	0.55	0.525	0.425
(3) > 6 : 1	0.50	0.475	0.40

(b)	The Margin specified at figure (2) in the table above, shall apply until the audited financial statements for the Relevant Period ending 30th December, 2003 have been delivered to the Agent.

(c)	If the Term Out Option is exercised, the applicable Margin for Tranche C shall be increased to the Margin then applicable to Tranche B.

(d)	Notwithstanding paragraphs (a), (b) or (c) above, for so long as:

(i) the Guarantor is in default of its obligation under this Agreement to provide a Compliance Certificate or relevant financial statements; or

(ii) an Event of Default is outstanding,

the applicable margin will be the Margin specified in figure 1 in the table above.

For the purposes of this paragraph (d), the Margin will take effect, in the case of (i) above, on the date on which the Guarantor defaults under its obligation to provide a Compliance Certificate or relevant financial statements, or in the case of (ii) above, the date on which an Event of Default occurs. That Margin rate will continue for so long as the Compliance Certificate or financial statements remain undelivered or the Event of Default is outstanding. As soon as the Guarantor delivers the Compliance Certificate or the relevant financial statements or an Event of Default is no longer outstanding, the Margin shall be reduced to the figure it would have been, but for the terms of this paragraph (d).

(e)	Any change in Margin will take effect, for all new and existing Advances, one London Business Day after receipt by the Agent of the relevant Compliance Certificate and financial statements from the Guarantor for the Relevant Period delivered under Clause 20.1 (Financial Information).

“New York Business Day” means (subject as provi ded in the definition of Federal Funds Rate) a day (other than a Saturday or Sunday) on which banks and foreign exchange markets are not closed or permitted to be closed for business in New York;

Back to Contents

“Optional Currency” means any currency (other than dollars but including euro) which is for the time being freely transferable and convertible into dollars and is available to banks in the London Interbank Market;

“Original Dollar Amount” means in relation to any Advance or part thereof, the amount of such Advance or part thereof (if denominated in dollars) or (in the case of an Advance denominated in an Optional Currency) the amount of dollars of which such Advance or part thereof was, when the Advance was made, the Equivalent Amount but less any amount of such Advance repaid or prepaid since it was made;

“Original Financial Statements” means, in relation to the Group, the audited consolidated financial statements of the Group for the 52 weeks ended 30th December, 2001 and, in relation to the Company, the audited financial statements of the Company for the 52 weeks ended 30th December, 2001;

“Overall Commitment” of a Bank means:

(i)	its Tranche A Commitment; or

(ii)	in the case of a Swingline Bank which does not have a Tranche A Commitment the Tranche A Commitment of a Bank which is an affiliate of that Bank;

“Party” means a party to this Agreement;

“Permitted Encumbrance” means:-

(i)	a lien or right of set-off arising solely by operation of law; or

(ii)	an encumbrance (not falling within paragraphs (iii) or (xi) below) in existence at the date hereof; or

(iii)	an encumbrance over land (whether or not including buildings) which secures any existing or future loan stock, notes or debentures of any member of the Group which is or are for the time being listed, quoted or dealt in on a recognised securities exchange or over-the-counter market and does not cause the total principal amount secured by all encumbrances referred to in this paragraph (iii) to exceed £100,000,000 or its equivalent in any other currency or currencies; or

(iv)	an encumbrance over or affecting any property (a) where such property is acquired by a member of the Group after the date hereof, being an encumbrance subject to which such property is acquired, or (b) where such encumbrance is solely to secure finance raised for the acquisition of such property and/or the carrying out of any development or other construction works thereon but only, in the case of (a) above, if (aa) such encumbrance was not created in contemplation of such acquisition by a member of the Group and (bb) the principal amount thereby secured has not been increased in contemplation of, or since the date of, such acquisition by a member of the Group; or

Back to Contents

(v)	an encumbrance over or affecting any property of any company which becomes a member of the Group after the date hereof, where such security has been or is created prior to the date on which such company becomes a member of the Group but only if (a) such encumbrance was not created in contemplation of such company becoming a member of the Group and (b) the principal amount of any facility whereunder amounts outstanding are thereby secured has not been increased in contemplation of, or since the date of, such company becoming a member of the Group; or

(vi)	any encumbrance created or remaining outstanding to secure the refinancing of any indebtedness which was permitted to be secured in accordance with the provisions of paragraph (iv) or (v) of this definition where the principal amount of any facility whereunder amounts outstanding are thereby secured has not been increased above the original amount of the facility refinanced; or

(vii)	an encumbrance over (a) goods or documents of title thereto or of the proceeds of sale thereof in favour of any bank or other financial institution arising under or pursuant to any arrangements entered into in the ordinary course of business in connection with the financing of the purchase or sale of such goods by means of documentary credits, or (b) any sum payable under any contract (or over any security representing such sum or otherwise created pursuant to such contract) in respect of which the major part of the price receivable by a member of the Group is guaranteed or insured by, or is part of a scheme operated by, the Export Credits Guarantee Department of the Department of Trade and Industry (or any governmental department or other agency in any country fulfilling a similar function) to secure the financing of such contract or any other private sector scheme approved by the Majority Banks; or

(viii)	any encumbrance created as a result of any intra-group bank netting arrangement or any bank’s right of set-off arising in relation to the usual operation of the current banking accounts of any member of the Group; or

(ix)	an encumbrance over a cash deposit by a member of the Group other than the Company, any additional borrower under Clause 2.2 or the Guarantor which secures a borrowing by a member of the Group of the same amount; or

(x)	an encumbrance which the Majority Banks have at any time agreed shall be a Permitted Encumbrance; or

(xi)	an encumbrance as disclosed in writing to the Agent on or prior to the date hereof; or

(xii)	an encumbrance (not falling within paragraphs (i) to (xi) above) the principal amount secured by which, when aggregated with the principal amount secured by all other encumbrances falling within this paragraph (xii), does not exceed £100,000,000 or its equivalent in any other currency or currencies;

Back to Contents

“Prime Rate”, in relation to a Swingline Dollar Advance on a particular day, means the prime commercial dollar lending rate per annum as applied by the Swingline Agent for the time being announced at its principal office in New York, which does not necessarily represent the lowest or best rate actually charged to any customer;

“Principal Subsidiary”, at any time, means any member of the Group (other than the Company, the Guarantor or any member of the Group organised under the laws of the Russian Federation or the majority of whose assets are located in the Russian Federation) whose results were consolidated with the Guarantor’s in the consolidated financial statements of the Group then most recently delivered by the Guarantor to the Agent pursuant to Clause 20.1.1 or, until the first statements are so delivered, the Original Financial Statements and (i) whose sales as adjusted for the purposes of consolidation with such financial statements of the Guarantor (and as so consolidated), or (ii) whose gross assets (before any adjustment on consolidation) exceed 2.5 per cent. of the sales or, as the case may be, gross assets of the Group for such financial year as included in the consolidated financial statements;

“PTR Scheme” means the Provisional Treaty Relief Scheme as described in Inland Revenue Guidelines dated July 1999 and administered by CNR;

“Quotation Date” in relation to any period (which may, in the case of a Swingline Advance, be a single day) for which an interest rate is to be determined hereunder means the day on which quotations would ordinarily be given by prime banks in the London Interbank Market (or, in the case of a Swingline Dollar Advance in New York) for deposits in the relevant currency for delivery on the first day of that period;

“Reference Banks” means BNP Paribas, HSBC Bank plc, and The Royal Bank of Scotland plc and/or such substitute reference bank or banks as may be agreed by the Company and the Agent;

“Relevant Period” means each period of approximately twelve months ending on the last day of the Company’s financial year or the last day of the Company’s financial half year;

“Repayment Date” means:-

(a)	in the case of Tranche A Advances, the fifth anniversary of the date of this Agreement, or if such day is not a business day, the next succeeding business day (unless the result of such extension would be to carry such day into another calendar month, in which event it shall be the immediately preceding business day);

(b)	in the case of Tranche B Advances, the third anniversary of the date of this Agreement, or if such day is not a business day, the next succeeding business day (unless the result of such extension would be to carry such day into another calendar month, in which event it shall be the immediately preceding business day); and

Back to Contents

(c)	in the case of Tranche C Advances, the date 364 days after the date of this Agreement unless (i) such day is not a business day, in which case it will be the preceding business day or (ii) the Term Out Option is exercised, in which case the Repayment Date shall be the day falling 12 months after the day of receipt of the relevant notice (subject to modification if not a business day as provided above);

“Requested Amount” in relation to any Advance Request means the aggregate principal amount of each Advance therein requested;

“Substitution Certificate” means a certificate in the form of the Seventh Schedule;

“Swingline Advance” means an Advance under the Facility as described in Clause 11 hereof;

“Swingline Agent” means, in its capacity as agent for the Swingline Banks, HSBC Bank USA acting through its office at One HSBC Center, Buffalo, N.Y. 14203, or any other office which it may notify to the Company and the Banks. If there is a change of Swingline Agent in accordance with Clause 33, “Swingline Agent” will instead mean the new Swingline Agent appointed under that Clause;

“Swingline Bank” means a bank listed in the First Schedule as a Swingline Bank acting through the office appearing under its name on the signature pages or any other office which it may notify to the Agent and the Swingline Agent. A lender which acquires an interest in the Swingline Facility by way of assignment or novation will become a “Swingline Bank” and will act through its office notified to the Swingline Agent. The expression also includes a successor in title to a Swingline Bank. A Swingline Bank will cease to be a “Swingline Bank” if it novates its entire interest in the Swingline Facility;

“Swingline Commitment” means the amount which a Swingline Bank has committed to the Swingline Facility. Each Swingline Bank’s initial “Swingline Commitment” is set out next to its name in the First Schedule. This may be reduced in accordance with this Agreement. In addition, the amount of a Swingline Bank’s “Swingline Commitment” may be adjusted by novation in accordance with Clause 32;

“Swingline Loan” means the aggregate principal amount for the time being outstanding to the Swingline Banks under the Swingline Facility;

“Swingline Facility” means the Swingline Facility described in Clause 11;

“Swingline Dollar Advance” means a Swingline Advance which is denominated in dollars;

“Swingline Dollar Rate” means, in respect of any day in respect of which interest is payable on a Swingline Dollar Advance under Clause 11.1, the higher of (a) the Prime Rate for the relevant day and (b) the aggregate of the Federal Funds Rate for the relevant day and 0.5 per cent. per annum;

Back to Contents

“Swingline Sterling Advance” means a Swingline Advance which is denominated in sterling;

“Swingline Sterling Rate” means:

(i)	if an Advance Request for a Swingline Sterling Advance is given to the Agent by the Company on or before 10.00 a.m. on the Quotation Date, the aggregate of (a) the arithmetic mean (rounded upwards, if necessary, to four decimal places of one per cent.) of the offered quotations in sterling for such period which appear on the display designated on page “LIBP” on the Reuter Monitor Money Rates Service (or such other page as may replace the LIBP page on such system for the purpose of displaying London Interbank Offered Rates of leading banks) as at 11.00 a.m. on the Quotation Date for such period, (b) the Margin and (c) the Costs Rate; or

(ii)	if less than two quotations in sterling for such period appear on such display, or if no such display rate is then available for sterling for such period, the aggregate of (a) the arithmetic mean (rounded upwards, if necessary, to four decimal places of one per cent.) of the respective rates notified to the Agent by each of the Reference Banks as the rate at which it is offering deposits in sterling for such period to prime banks in the London Interbank Market at or about 11.00 a.m. on the Quotation Date for such period, provided that if on any occasion a Reference Bank fails to supply the Agent with a quotation of the rate for which such quotation was required, the Swingline Sterling Rate shall be determined from those quotations which are supplied to the Agent, (b) the Margin and (c) the Costs Rate, provided that, if the Agent is unable to make any determination of the Swingline Sterling Rate by reason of the failure of two or more Reference Banks to supply the necessary quotations, then the Sterling Swingline Rate shall be determined in accordance with paragraph (iii) below; or

(iii)	if an Advance Request for a Swingline Sterling Advance is given to the Agent by the Company at any time after 10.00 a.m. on the Quotation Date, the aggregate of (a) the cost to the Banks (as certified by them to the Company and expressed as a rate per annum) of funding such Swingline Sterling Advance from whatever source they may reasonably select (including the Costs Rate) and (b) the Margin;

“Syndication” means the syndication of the Facility involving the transfer by the Banks originally party to this Agreement of a portion of their respective participations in the Facility to banks which are not original parties to this Agreement;

“Syndication Agreement” means an agreement substantially in the form or otherwise substantially to the effect set out in the Eighth Schedule by which Syndication is effected;

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system;

Back to Contents

“Target Business” means the Adams business of Pfizer Inc. to be acquired by the Group pursuant to the Acquisition Agreement;

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro;

“Taxes Act” means the Income and Corporation Taxes Act 1988;

“Term Out Option” means the option given to the Company to extend the maturity of the Tranche C Facility for a period of 12 months from the date the term out option is exercised;

“Total Commitments” means the aggregate of the Commitments of all the Banks;

“Total Swingline Commitments” means the aggregate of the Swingline Commitments of all the Swingline Banks;

“Tranche A Advance” means any advance made in relation to the Tranche A Facility and Swingline Advances designated as Tranche A Advances;

“Tranche A Commitment” means the Commitment of a Bank relating to Tranche A of the Facility;

“Tranche A Facility” means the tranche A loan facility provided by this Agreement;

“Tranche A Loan” means the principal amount borrowed and not repaid under the Tranche A Facility;

“Tranche B Advance” means any advance made in relation to the Tranche B Facility;

“Tranche B Commitment” means the Commitment of a Bank relating to Tranche B of the Facility;

“Tranche B Facility” means the tranche B loan facility provided by this Agreement;

“Tranche B Loan” means the principal amount borrowed and not repaid under the Tranche B Facility;

“Tranche C Advance” means any advance made in relation to the Tranche C Facility;

“Tranche C Commitment” means the Commitment of a Bank relating to the Tranche C Facility;

“Tranche C Facility” means the tranche C loan facility provided by this Agreement; and

“Tranche C Loan” means the principal amount borrowed and not repaid under the Tranche C Facility.

1.2	Any reference in this Agreement to:-

a “business day” means:-

(i) in the case of an Advance in dollars (other than a Swingline Dollar Advance), a day which is a London Business Day and a New York Business Day;

Back to Contents

(ii)	in the case of a Swingline Dollar Advance, a day which is a New York Business Day;

(iii)	in the case of an Advance in sterling, a London Business Day;

(iv)	in the case of a Swingline Sterling Advance, a London Business Day;

(v)	in the case of an Advance in euro, a London Business Day and a TARGET Day; and

(vi)	in the case of an Advance in an Optional Currency other than sterling or euro, a London Business Day and a day (excluding Saturdays and Sundays) on which banks are open for business (including money transfer and foreign exchange transactions) in the principal financial centre of the country of such Optional Currency;

a “Clause” is a reference to a clause hereof;

an “encumbrance” shall be construed as a reference to any mortgage, charge, pledge or lien or other security interest;

“financial indebtedness”, as at a particular date, shall be construed as a reference to any obligation (other than a contingent obligation) for or in respect of moneys borrowed or raised by whatever means (including by means of acceptances, the issue of loan stock, notes or debentures and finance leases) or for the deferred purchase price of movable or immovable assets but excluding any obligation in respect of such a deferred purchase price which:-

(a)	has a remaining maturity, as at such date, of one year or less (although its maturity may have originally exceeded one year); or

(b)	does not fall within paragraph (a) or (c) of this definition but which, when aggregated with all other obligations falling within this paragraph (b), does not exceed £20,000,000 (or its equivalent in any other currency or currencies); or

(c)	is in respect of debts incurred in the normal course of trading;

“indebtedness” shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

a “Part” is, subject to any contrary indication, a reference to a part hereof;

a “Schedule” is, subject to any contrary indication, a reference to a schedule hereto;

a statute shall be construed as a reference to such statute as amended or re-enacted from time to time, whether before or after the date of this Agreement;

Back to Contents

“tax” shall be construed so as to include any present or future tax, levy, impost, duty, charges, fees, deductions, compulsory loans, withholdings or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

the “winding-up” or “dissolution” of a company or the appointment of an “administrator”, “administrative receiver” or “receiver” shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company is incorporated or any jurisdiction in which such company carries on business;

a time of day is, unless otherwise stated, a reference to London time;

“£”, “pounds” and “sterling” denote the lawful currency of the United Kingdom;

“€” and “euro” are to the single currency introduced at the start of the third stage of European Economic Monetary Union pursuant to the Treaty of Rome of 25th March, 1957, as amended by inter alia the Single European Act of 1986 and the Treaty on European Union of 7th February, 1992 establishing the European Community, as further amended from time to time;

and

“$” and “dollars” denote the lawful currency of the United States of America.

(a)	Any reference in this Agreement to an event which with the giving of any notice under Clause 22.1 or the lapse of time or both would become an Event of Default shall not be construed as anticipating a breach of the restriction contained in Clause 21.1.2.

(b)	Any reference in this Agreement to another agreement shall be construed as a reference to that other agreement as the same may have been, or may from time to time be, amended, varied, supplemented or novated.

(c)	Clause and Part headings are for ease of reference only.

(d)	For the purposes of this Agreement “subsidiary” and “holding company” shall have the meanings ascribed to them by Section 736 of the Companies Act 1985 and “subsidiary undertaking” shall have the meaning ascribed to it by Section 258 of such Act, and a company is an “affiliate” of another company if it is a subsidiary or subsidiary undertaking or holding company, or a subsidiary or subsidiary undertaking of a holding company, of that other company.

(e)	There is set out in the Third Schedule a timetable to be applied for each Advance. For the purpose of construing Parts 3, 4 and 5, any reference to a “specified” time, shall (unless otherwise agreed by the Company, the Agent and the Swingline Agent) be construed as a reference to the relevant time and the relevant currency set forth in the said timetable.

Back to Contents

(f)	For the purposes of this Agreement, references to the singular shall (unless the context otherwise requires) include the plural and vice versa.

(g)	Except as provided to the contrary in this Agreement, an accounting term used in this Agreement is to be construed in accordance with the principles applies in connection with the Original Financial Statements.

Back to Contents

Part 2

THE FACILITY

2.	The Facility and Additional Borrowers

2.1	The Banks grant to the Company the following facilities:-

	2.1.1		the Tranche A Facility is a $2,500,000,000 multi-currency revolving credit facility (including a $1,000,000,000 swingline facility) under which Advances may be made by the Banks to the Company;

	2.1.2		the Tranche B Facility is a $2,000,000,000 multi-currency revolving credit facility under which Advances may be made by the Banks to the Company; and

	2.1.3		the Tranche C Facility is a 364 day $1,600,000,000 multi-currency revolving credit facility under which Advances may be made by the Banks to the Company. In addition the Company may at any time by notice to the Agent exercise the Term Out Option converting the Tranche C Facility to a term loan maturing 12 months after receipt of the notice.

The amount or part of the amount of any Advance made under the Facility and repaid pursuant to Clause 9.1 or prepaid pursuant to Clause 12.3 may be redrawn but not after the Repayment Date or, in the case of the Tranche C Facility where the Term Out Option has been exercised, the original Repayment Date for Tranche C Advances.

2.2	The Guarantor may, at its sole option, from time to time nominate either itself or another of its wholly owned subsidiaries as an additional borrower hereunder or in place of the Company as borrower hereunder (or as substitute for any previous substitute or additional borrower nominated under this Clause 2.2) in relation to the Facility. The Agent, the Swingline Agent and the Banks hereby agree that they will enter into such agreements or other arrangements with the Company, the Guarantor and/or such substitute or additional borrower as will give effect to such substitution or addition, provi ded that any such agreement or arrangement will contain such provisions as in the reasonable opinion of the Agent will be necessary to afford adequate protection to the position of the Agent, the Swingline Agent and the Banks hereunder, including, but without limitation, provisions analogous to those contained herein relating to the obtaining of any necessary consents, the provision of conditions precedent and legal opinions, representations relating to Regulations G, T, U or X of the Board of Governors of the Federal Reserve System and grossing up for any withholding taxes applicable in the country of residence of such substitute or additional borrower, and provided further that

		(i)	in the case of the nomination of a subsidiary, the obligations of the Guarantor under Clause 23 of this Agreement shall apply, mutatis mutandis, in respect of such substitute or additional borrower; and

		(ii)	the representation set forth in Clause 19.18 shall remain true and correct immediately following such substitution or addition.

Back to Contents

3.	Purpose of the Facility

3.1	The Company agrees that the Tranche A Facility and the Tranche B Facility is available to be used for the general corporate purposes of the Group, including the acquisition of the Target Business by the Group, and the Tranche C Facility is available to be used for bridging finance pending issues in the international capital markets.

3.2	Without prejudice to the obligations of the Company under Clause 3.1 neither the Agent, nor the Swingline Agent nor the Banks shall be obliged to concern themselves with the application of amounts advanced hereunder.

4.	The Banks

4.1	The rights and obligations of each Bank under this Agreement are separate and independent from the rights and obligations of each other Bank. A Bank may take proceedings against the Company or the Guarantor, or both, on its own without joining any other Bank to those proceedings.

4.2	If a Bank fails to perform its obligations the Company will have rights solely against that Bank. The obligations of the Company to the Agent, the Swingline Agent and the other Banks will not be affected by this failure.

4.3	Subject to Clauses 4.4 and 4.5 below, the participation of a Bank in an Advance will be calculated using the following formula:

P = C x A
F
where (in the case of an Advance other than a Swingline Advance):

P	=	the participation of that Bank in the Advance

C	=	the Available Amount of that Bank on the Advance Date

F	=	the Available Facility on the Advance Date

A	=	the amount of the Advance

or (in the case of a Swingline Advance):

P	=	the participation of that Bank as a Swingline Bank in the Swingline Advance

C	=	the Available Swingline Amount of that Swingline Bank on the Advance Date

F	=	the Available Swingline Facility on the Advance Date

A	=	the amount of the Swingline Advance.

For this purpose any amount due to be repaid on the Advance Date will be treated as having been repaid. The Agent or Swingline Agent may round participations upwards or downwards to the nearest unit of currency.

Back to Contents

4.4	Notwithstanding any other term of this Agreement, a Bank is only obliged to participate in a Tranche A Advance or a Swingline Advance to the extent that it would not result in its participation and that of a Bank which is its affiliate in the Tranche A Loans and Swingline Loans exceeding its Overall Commitment.

4.5	Where, but for the operation of Clause 4.4 above, the Original Dollar Amount of a Bank’s participation and that of a Bank which is its affiliate in the Tranche A Loans and Swingline Loans would have exceeded its Overall Commitment, the excess will be apportioned among the other Banks participating in the relevant Advance pro rata according to their relevant Commitments. This calculation will be applied as often as necessary until the Advance is apportioned among the relevant Banks in a manner consistent with Clause 4.4 above.

5.	Conditions Precedent to Availability of the Facility

Save as the Agent may otherwise agree:

5.1	no Advance Request may be issued by the Company unless the Agent has confirmed to the Company prior to the issue of the first Advance Request that it has received all of the documents listed in Section A of the Second Schedule and that each, in form and substance, satisfies the requirements of the Agent; and

5.2	no Advance Request may be issued by the Company, other than up to $1,500,000,000 in respect of Tranche A Advances, unless the Agent has confirmed to the Company prior to the issue of the Advance Request that it has received all of the documents listed in Section B of the Second Schedule and that each, in form and substance, satisfies the requirements of the Agent.

The Agent shall provi de such confirmation to the Company promptly upon receipt of all the relevant documents in form and substance which satisfy its requirements.

Back to Contents

Part 3

PRE-ADVANCE PROCEDURES

6.	Advance Requests

6.1	Subject to the provisions hereof, the Company may utilise the Facility by sending a duly completed Advance Request in the form set out in the Fourth Schedule by facsimile or in original hard copy to the Agent (with a copy to the Swingline Agent) no later than the specified time. Any Advance Request (whether by facsimile or in original hard copy) shall be signed by two Authorised Signatories.

6.2	Each Advance Request delivered to the Agent as provided in Clause 6.1 shall be irrevocable and shall, inter alia, specify:-

	6.2.1	if the Advance is to be denominated in a currency other than dollars, that the Advance is to be denominated in a currency other than dollars;

	6.2.2	if the Advance is to be a Swingline Advance, that the Advance is to be a Swingline Advance;

	6.2.3	the proposed Advance Date;

	6.2.4	each Requested Amount, which shall be an integral multiple of $10,000,000 (or the Equivalent Amount in one or more Optional Currencies) and not less than $20,000,000 (or the Equivalent Amount in one or more Optional Currencies) and which shall not exceed the Total Commitments;

	6.2.5	the duration, selected in accordance with Clauses 8.2 or 11.1 as applicable, of the Interest Period relating to each Advance being requested; and

	6.2.6	the extent to which it is to be designated as a Tranche A Advance (except for Swingline Advances which can only be designated Tranche A Advances); the extent to which it is to be designated as a Tranche B Advance and the extent to which it is to be designated as a Tranche C Advance.

6.3	The Agent agrees to provide details of the Advance Request to each Bank as soon as practicable following receipt. These details will include the amount of the Bank’s participation in the Advance.

Back to Contents

Part 4

THE ADVANCES

7.	Making of Advances

If on the proposed Advance Date relating to an Advance:-

7.1	the representations set out in Clause 19 (as if the references in Clauses 19.14 and 19.15 to the Original Financial Statements were references to the audited financial statements most recently delivered to the Agent pursuant to Clause 20.1.1, if any such statements have been so delivered) are true by reference to the facts and circumstances then subsisting, or the Majority Banks agree nevertheless to make such Advance; and

7.2	no Event of Default or event or circumstance which with the giving of any notice under Clause 22.1 or the lapse of time or both would become an Event of Default has occurred which has not been remedied or waived or would result from the making of such Advance, then, on such Advance Date, each Bank shall advance its participation in the Advance through its Facility Office to the Company in accordance with Clause 25.

7.3	To ensure that the Borrower has resources available to fulfil its obligations under the Acquisition Agreement, the Banks agree that in relation to any Advance requested during the Certain Funds Period, Clause 7.1 and Clause 7.2 shall only be applicable to the extent that an Event of Default or event or circumstance which with the giving of any notice under Clause 22.1 or the lapse of time or both would become an Event of Default has occurred which is continuing under Clause 22.1.6 or 22.1.7.

8.	Interest

8.1	This Clause 8 shall apply to every Advance other than a Swingline Advance, to which Clause 11 shall apply.

8.2	The duration of the Interest Period for each Advance shall be a period selected by the Company of one, two, three or six months or (with the prior consent of all the Banks) any other period, provided that if the Agent does not receive in the Advance Request notice of the selected duration of the Interest Period in respect of any Advance, the Company shall, subject to Clauses 8.4 to 8.6, be deemed to have selected a duration of one month for the relevant Interest Period. During the period from the date of execution of this Agreement to the date falling three months after the date of this Agreement or (if earlier) the Effective Date (as defined in the Syndication Agreement), the Company may not select an Interest Period of longer than one month and will try to ensure, so far as possible, that Advances end on the same day.

8.3	The Interest Period in respect of each Advance shall commence on the Advance Date relating to such Advance and shall end on the last day of the Interest Period specified in the relevant Advance Request.

Back to Contents

8.4	If an Interest Period would otherwise end on a day which is not a business day that Interest Period shall be extended to the next following business day thereafter unless the result of such extension would be to carry such Interest Period over into another calendar month, in which event such Interest Period shall end on the immediately preceding business day.

8.5	An Interest Period which commences on the last business day of a calendar month or an Interest Period which commences on a day for which there is no numerically corresponding day in the first, second, third or (as the case may be) sixth calendar month (or such other period as is selected or deemed to be selected in accordance with Clause 8.2) after the commencement of such Interest Period shall end on the last business day of the first, second, third or (as the case may be) sixth calendar month (or such other period as aforesaid) after the commencement of such Interest Period.

8.6	Notwithstanding the foregoing, an Interest Period that would otherwise overrun the relevant Repayment Date shall end upon the Repayment Date.

8.7	The Company shall pay accrued interest on each Advance on the last day of the Interest Period relating to such Advance except that in the case of an Interest Period exceeding six months such interest shall be paid at six monthly intervals during the Interest Period (the first such payment to be made on the date falling six months after the commencement of the relevant Interest Period (or, if such date is not a business day on the next following business day which is in the same calendar month or (if not) the immediately preceding business day)).

8.8	The rate of interest applicable to the Interest Period relating to an Advance shall be the rate per annum determined by the Agent to be the sum of:-

	8.8.1	LIBOR on the Quotation Date for such Interest Period;

	8.8.2	the Margin; and

	8.8.3	the Costs Rate.

8.9	The Agent shall promptly notify the Company and the Banks of each determination of LIBOR made by it pursuant to this Clause 8.

8.10	Once the Term Out Option has been exercised, Tranche C Advances shall bear interest by reference to successive Interest Periods selected by the Company mutatis mutandis in accordance with the foregoing provision of this Clause 8 by serving notice on the Agent not later than 10.00 a.m. on the date of expiry of the relevant Interest Period (if the Tranche C Loan is denominated in Sterling) or not later than 10.00 a.m. on the day falling two London Business Days prior to the commencement of the relevant period (if the Tranche C Loan is denominated in any other currency). If no such notice is received, a one month period shall be deemed to have been selected. Any increase in the Margin following exercise of the Term Out Option shall take effect immediately.

Back to Contents

9.	Repayment of Advances

9.1	In respect of each Advance made under the Facility, the Company shall repay such Advance on the last day of the Interest Period relating thereto, together with accrued interest thereon, provided that this shall not apply to the Tranche C Loan once the Term Out Option has been exercised and the Company shall in any event repay the Loan in its entirety on the Repayment Date.

9.2	Any payment of interest on, or repayment or prepayment of, an Advance (or any part thereof) shall be made in the currency in which it is denominated on its due date. Any other amount payable under this Agreement shall, unless otherwise provided in this Agreement, be payable in dollars.

9.3	If at any time the currency in which an Advance is denominated is due to be or has been changed into any other currency, this Agreement will be amended to the extent that the Agent, the Company and the Guarantor (acting reasonably and in good faith) agree is necessary to reflect the change in currency and to put the Banks, the Company and the Guarantor in the same position, so far as possible, that they would have been in if no change in that currency had occurred.

9.4	If, on any Advance Date, a Bank is required to participate in an Advance and a payment is due to the Bank pursuant to Clause 9.1 (in respect of an Advance under the Facility), then the Agent shall (without prejudice to such Bank’s obligation to make such Advance or the Company’s obligation to make the payment in question pursuant to Clause 9.1 prior to any application pursuant to this Clause 9.4 and without prejudice to such Bank’s remaining obligations in relation to such Advance (where the amount of the Advance exceeds the payment due to such Bank) or the Company’s remaining obligation in relation to such payment (where the amount payable by it is less than the payment due to such Bank) after any such application) apply the whole or the requisite part of the Advance payable by such Bank to the Company on that Advance Date in or towards satisfaction of the amount payable by the Company to such Bank on such Advance Date, provided that the amount payable by the Company to such Bank on that Advance Date is denominated in the same currency as the Advance to be made on that Advance Date.

9.5	The Company shall not repay all or any part of any Advance outstanding hereunder except at the times and in the manner expressly provided in this Agreement.

10.	Currency Option

10.1	This Clause 10 shall apply to every Advance other than a Swingline Advance.

10.2	If the Company requests in any Advance Request that the Advance to which such Advance Request relates be denominated in an Optional Currency, the relevant Advance shall be denominated in the Optional Currency so specified.

Back to Contents

10.3	Notwithstanding the provisions of Clause 10.2, if a Bank (an “Affected Bank”) reasonably determines that deposits of the Optional Currency specified as aforesaid are not or will not be available to it in the relevant amount and for the relevant period in the London Interbank Market, it may give notice thereof to the Agent not later than 12.00 noon on the day prior to the Advance Date, in which event the Affected Bank shall no longer be obliged to make its participation in such Advance available unless the Company gives notice to the Agent not later than 1.30 p.m. on the day of the Advance Request that it wishes the Affected Bank to make its participation in such Advance available in dollars, in which case the Affected Bank shall instead be obliged to make its participation in such Advance available (subject to satisfaction by such Company of the provisions of this Agreement) in dollars, the amount of dollars to be so advanced by the Affected Bank being the Original Dollar Amount of what would have been the amount of its participation in the relevant Advance had it made such Advance available in the Optional Currency specified by the Company.

10.4	The Agent agrees to notify the Company and the other Banks of the receipt of notice from the Affected Bank.

10.5	Once the Term Out Option has been exercised the Company, as at the end of any relevant Interest Period, may elect by not less than three London Business Days’ notice to the Agent, to convert the Tranche C Loan into a different currency, in which case, as at the end of such Interest Period, the Tranche C Loan shall be repaid in its then currency and re-advanced in its Original Dollar Amount or the Equivalent Amount of the relevant Optional Currency.

10.6	If denominated in an Optional Currency and once the Term Out Option has been exercised, the Company shall be obliged to repay the Tranche C Loan at the end of the then current Interest Period if the Agent’s spot rate of exchange for the purchase of that Optional Currency with dollars at or about 11.00 a.m. on the third London business day before the first day of the next Interest Period shall have changed by more than 5 per cent. from the rate calculated by the Agent when the Tranche C Loan was last advanced. The Agent will notify the Company and the Guarantor if this is the case by no later than noon on the day on which it makes the exchange rate calculation. The Tranche C Loan shall, subject to Clauses 7.1 and 7.2 to the extent it involves an increase in the Tranche C Loan from that outstanding during the preceding Interest Period, automatically be re-advanced on the first day of such next Interest Period in the Equivalent Amount of the relevant Optional Currency calculated by reference to the Original Dollar Amount.

Back to Contents

Part 5

SWINGLINE ADVANCES

11.	Swingline Advances

11.1	It is hereby agreed that the Company shall be entitled from time to time by notice to the Swingline Agent (with a copy to the Agent) or, in the case of Advances in sterling, the Agent to draw one or more Swingline Advances denominated in dollars or the Equivalent Amount in sterling under the Facility, upon and subject to the same terms and conditions as are applicable to other Advances under the Facility save only as follows:-

	11.1.1	the amount of any Swingline Advance shall be a multiple of $10,000,000 (or the Equivalent Amount in sterling), shall not be less than $20,000,000 (or the Equivalent Amount in sterling) and when aggregated (or, in the case of a Swingline Sterling Advance, when its Original Dollar Amount is aggregated) with any or all other Advances for the time being outstanding under the Facility (including any Swingline Advances), shall not exceed the Total Commitments;

	11.1.2	the Interest Period applicable to each Swingline Dollar Advance shall be such period ending on a New York Business Day and not exceeding five New York Business Days as may be selected by the Company in the Advance Request relating thereto or, if no such period is so selected by the Company, five New York Business Days;

	11.1.3	the Interest Period applicable to each Swingline Sterling Advance shall be such period ending on a business day and not exceeding five London Business Days as may be selected by the Company in the Advance Request relating thereto or, if no such period is so selected by the Company, five London Business Days;

	11.1.4	the rate of interest payable in respect of a Swingline Dollar Advance for each day in an Interest Period shall be the Swingline Dollar Rate for the relevant day;

	11.1.5	the rate of interest payable in respect of a Swingline Sterling Advance for each day in an Interest Period shall be the Swingline Sterling Rate for the relevant day; and

	11.1.6	a Swingline Advance may not be used to refinance another Swingline Advance.

11.2

Following receipt by the Swingline Agent of an Advance Request for a Swingline Dollar Advance the Banks shall not later than 2.30 p.m. (New York time) on the relevant Advance Date specified in the Advance Request make the Swingline Advance available to the Swingline Agent. The Swingline Dollar Advance will be made by the Swingline Agent (subject to receipt of funds from the Banks) not later than 3.00 p.m. (New York time) on the relevant Advance Date.

Back to Contents

11.3	Following receipt of an Advance Request for a Swingline Sterling Amount the Banks shall not later than 2.30 p.m. (London time) on the relevant Advance Date specified in the Advance Request make the Swingline Sterling Advance available to the Agent. The Swingline Sterling Advance will be made by the Agent not later than 3.00 p.m. (London time) on the relevant Advance Date.

11.4	Each of the Agent and the Swingline Agent agrees to provide details of the relevant Advance Request to each Swingline Bank, including such Bank’s participation in the Swingline Advance. This notice will be given promptly after receipt of a notice from the Company. It will be given by facsimile to the Swingline Bank.

Back to Contents

Part 6

CANCELLATION AND PREPAYMENT

12.	Cancellation and Prepayment

12.1	The Company may without penalty and at any time between (and including) the date of this Agreement and the Repayment Date, by giving not less than ten business days’ irrevocable written notice to the Agent (with a copy to the Swingline Agent), cancel all or any part (being a minimum of $10,000,000) of the undrawn Total Commitments which will not, on the date the notice of cancellation takes effect, be outstanding or requested in a current Advance Request. Such notice shall specify whether Tranche A, Tranche B or Tranche C is to be cancelled.

12.2	Upon any cancellation pursuant to Clause 12.1 above becoming effective, the Total Commitments shall be appropriately reduced. The Commitments will be reduced by an aggregate amount equal to the reduction of the Total Commitments and each Bank’s Commitment and its (or its affiliate’s) Swingline Commitment will be reduced in the same proportion except that (unless notice to the contrary is given by the Company) a Bank’s (or its affiliate’s) Swingline Commitment will not be reduced until such time as such Bank’s Tranche A Commitment is equal to its (or its affiliate’s) Swingline Commitment.

12.3	The Company may without penalty and at any time between (and including) the date of this Agreement and the date on which it would otherwise be repayable under Clause 9.1, by giving not less than ten business days’ irrevocable written notice to the Agent (with a copy to the Swingline Agent), prepay any Advance in whole or in part (but if in part, being a minimum of $10,000,000 or the Equivalent Amount in the Optional Currency in which it is denominated) together with accrued interest thereon in the currency in which the Advance is denominated and any amounts payable pursuant to Clause 13.1, Clause 15.1 or Clause 27.4 relating to the amount prepaid.

12.4	If the Company receives funds from a debt capital markets issue with a maturity of greater than two years and the net proceeds of such issue (after expenses and commission) are US$100,000,000 or more then the Company shall use such funds (rounded down to the nearest multiple of US$10,000,000) to prepay and cancel any Tranche C Advance on the earlier of:

12.4.1	the latest day of the current Interest Period for that Tranche C Advance; and

12.4.2	the date three months after the receipt of such funds.

To the extent that the proceeds from such debt capital markets issue shall be more than any outstanding Tranche C Advance, or if no Tranche C Advance is outstanding, the Company shall cancel undrawn Tranche C Commitments of each Bank to the extent the proceeds exceed the amount of the Tranche C Advance prepaid (if any). The Commitment of each Bank will be cancelled rateably on the date specified for cancellation in this Clause 12.4.

Back to Contents

12.5	If:

	12.5.1	any sum payable to any Bank by the Company or the Guarantor is required to be increased pursuant to Clause 13.1; or

	12.5.2	any Bank claims indemnification from the Company under Clause 15.1,

the Company may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Bank and its intention to procure the repayment of that Bank’s participation in the Loan. On receipt of any such notice, the Commitment of that Bank shall immediately be reduced to zero and the Company shall repay that Bank’s participation in the Loan.

12.6	Each notice of cancellation or prepayment given pursuant to this Clause 12 shall be irrevocable and shall specify the date upon which such cancellation or prepayment is to take effect.

12.7	If the Term Out Option is not exercised, then on the day falling 364 days after the date of this Agreement, the Tranche C Commitment of each Bank shall be cancelled and on the Repayment Date each Bank’s Commitment shall be cancelled.

12.8	If the Term Out Option is exercised, then on the day falling 364 days after the date of this Agreement, the undrawn Tranche C Commitment of each Bank shall be cancelled and on the Repayment Date each Bank’s Commitment shall be cancelled (but without prejudice to the operation of Clause 10.6).

Back to Contents

Part 7

CHANGE IN CIRCUMSTANCES

13.	Taxes

13.1	Each payment to be made by the Company or the Guarantor to the Agent, the Swingline Agent or the Banks shall be made free and clear of and without deduction for or on account of any United Kingdom tax, unless the Company or the Guarantor as the case may be, is required by law to make such a payment subject to the deduction or withholding of any such tax, in which case the sum payable by the Company or the Guarantor, as the case may be, in respect of which such deduction or withholding is required to be made shall to the fullest extent permitted by law (subject to Clauses 13.2 and 13.4) be increased to the extent necessary to ensure that, after the making of such deduction or withholding, each Bank receives (on the due date for such payment) and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

13.2	So long as the Company or, as the case may be, the Guarantor is resident in the United Kingdom for United Kingdom tax purposes, no such additional interest shall be payable under Clause 13.1 in respect of any deduction or withholding of tax, in respect of Advances other than Swingline Dollar Advances, which would not have been required to be deducted or withheld if the Bank had at the date on which such deduction or withholding was required to be made been a Section 349 Bank (as defined below) satisfying the Section 349 Interest Requirement (as defined below) or was otherwise qualified under English tax law to receive interest free of withholding tax, unless the Bank ceases to be a Section 349 Bank (as defined below) satisfying the Section 349 Interest Requirement (as defined below) or ceases to be qualified under English tax law to receive interest free of withholding by reason of a charge after the date on which the relevant Bank becomes a party to this Agreement in, or in the interpretation, administration or application of, any law or double taxation agreement or any published practice or concession of any relevant taxing authority.

13.3	Each Bank represents and warrants as at the date of this Agreement (or at the date it becomes party to this Agreement) to the Company and the Guarantor that it is and shall remain until it notifies the Company to the contrary either:-

	13.3.1	a bank for the purposes of Section 349 of the Taxes Act (a “Section 349 Bank”) who is beneficially entitled to any interest payable to it hereunder (in respect of Advances other than Swingline Dollar Advances) and is within the charge to United Kingdom Corporation tax as regards that interest (the “Section 349 Interest Requirement”); or

	13.3.2	a Double Tax Treaty Bank.

Back to Contents

13.4	If (otherwise than by reason of a change after the date on which the relevant Bank becomes a party to this Agreement in, or in the interpretation, administration or application of, any law or double taxation agreement or any published practice or concession of any relevant taxing authority):-

	13.4.1	a Bank is not or ceases to be a Section 349 Bank; or

	13.4.2	with respect to any interest payable to a Bank hereunder (in respect of Advances other than Swingline Dollar Advances), each Bank (other than a Double Tax Treaty Bank) is not within the charge to United Kingdom corporation tax as respects such interest or beneficially entitled to such interest at the time when such interest is paid; or

	13.4.3	a Bank is not or ceases to be a Double Tax Treaty Bank,

then such Bank shall promptly notify the Agent and the Company. The Company and the Guarantor shall not be liable to pay to such Bank under Clause 13.1 any amount in excess of the amount it would have been obliged to pay if:-

	(A)	such Bank was or had not ceased to be a Section 349 Bank or, as the case may be, such Bank had been within the charge to United Kingdom corporation tax as respects such interest or beneficially entitled to such interest at the time when the same is paid or, as the case may be, such Bank was or had not ceased to be a Double Tax Treaty Bank; or

	(B)	such Bank had not failed to make an application for relief under the relevant double tax treaty or convention in proper form at least 30 business days before the date on which it is first entitled to receive a payment of interest pursuant to the Loan or such Bank had complied with any other procedural formalities in connection with a double taxation agreement promptly.

13.5	The Banks hereby appoint the Agent as their agent for the purposes of completing all documents and doing all acts, matters and things in connection with the PTR Scheme.

13.6	The Company, the Guarantor and each Bank hereby agree to provide such information as the Agent may properly require in connection with all information that it needs to provide to CNR in connection with the PTR Scheme including (without limitation) completion of form PTR-SM1.

13.7	The Agent will promptly provide to CNR the details of each of the Banks and of the terms of the relevant facility in such form as CNR may require for the purpose of the PTR Scheme including within one week of the date hereof completing and submitting to CNR form PTR-SM1. The Agent will also promptly inform CNR, the Company and the Guarantor of any changes in the percentage of Double Tax Treaty Banks or in the terms of the relevant facility which may affect the availability of treaty relief and such other information as CNR may from time to time require and in any event the Agent shall notify CNR of any change in the identity of the Banks every six months and the Banks, the Company and the Guarantor hereby give their consent to the Agent providing such information to CNR.

Back to Contents

13.8	If the Agent receives written confirmation from CNR on form PTR-SM2 agreeing to allow provisional treaty relief on interest payments made by the Company and the Guarantor, the Agent will promptly provide a copy of the form to each relevant Bank, the Company and the Guarantor.

13.9	If the outcome of an application by any Bank pursuant to the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 made in relation to this Agreement is that treaty relief is refused and accordingly tax should have been deducted from payments of interest while the PTR Scheme was in operation, the Company and the Guarantor will pay to the Inland Revenue all tax and interest as may be properly due to the Inland Revenue (the “Inland Revenue Amount”) and each relevant Bank which has made an incorrect declaration shall indemnify the Company and the Guarantor on an after tax basis against the Inland Revenue Amount (such amount to be paid within two days of notice of the same).

13.10	If the outcome of an application by any Bank pursuant to the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 made in relation to this Agreement is that treaty relief is granted, the Company and the Guarantor shall send to the Agent a copy of the direction issued under such regulations.

14.	Tax Receipts, etc.

14.1	If at any time the Company or the Guarantor is required by law to make any such deduction or withholding as is referred to in Clause 13.1 (or if thereafter there is any change in the rate at which or the manner in which such deduction or withholding is calculated) the Company or the Guarantor, as the case may be, shall promptly notify the Agent.

14.2	If the Company or the Guarantor makes any payment hereunder in respect of which it is required by law to make any such deduction or withholding as aforesaid it shall pay the full amount to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Agent, as soon as reasonably practicable and if available, an original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld from such payment or, if not so available, a certificate of such deduction or withholding signed by the Company or the Guarantor as the case may be.

14.3	In the event that, after the Company or the Guarantor, as the case may be, is required to pay and has paid any additional amount under Clause 13.1, any Bank shall, based on a proper and reasonable interpretation of the relevant laws and regulations, receive, in relation to or in respect of such additional amount or the payment to which such additional amount relates, the benefit of a credit against or of a remission for or a deduction from or in respect of or a relief or a repayment of any tax payable by it (any of the foregoing being referred to as a “saving”), such Bank shall, to the extent that it can do so without prejudicing its right to the relevant saving or any other relief or allowance which may be available to it under applicable law and without involving such Bank in an unreasonable administrative burden and subject to the obligation of the Company or the Guarantor, as the case may be, to repay such amount to such Bank, on its demand, if the relevant saving is subsequently disallowed or cancelled, reimburse the Company or the Guarantor, as the case may be, with such amount as the Bank shall in its sole opinion have concluded to be the amount or value of the relevant saving, provided that the Bank shall not be obliged to make any such payment until the tax return on the basis of which the Bank has determined such amount has been filed. Nothing herein contained shall interfere with the right of each Bank to arrange its tax affairs in whatever manner it thinks fit. The relevant Bank will promptly certify to the Company or the Guarantor, as the case may be, the amount of any saving received by it and any such reimbursement shall be made promptly upon the amount of such saving being received by it. Nothing provided herein shall oblige any Bank to disclose any information or other matters relating to its tax affairs to any person.

Back to Contents

15.	Increased Costs

15.1	If by reason of the introduction after the date hereof of, or any change after the date hereof in, applicable law or any change after the date hereof in its official interpretation or administration and/or by reason of compliance with any request from or requirement of any central bank or other fiscal, monetary or other authority made after the date hereof, whether or not having the force of law, including, without limitation, a request or requirement which affects the manner in which a Bank (which expression in this Clause 15.1 includes any holding company of a Bank which is the subject of supervision by bank regulatory authorities) allocates capital resources to its obligations hereunder but excluding (save where, and insofar as, such request or requirement is made or amended after the date of this Agreement) the application, by an authority having jurisdiction over a Bank in respect of such Bank’s capital adequacy, of any applicable law or such authority’s requirements implementing and/or supplementing the EC Solvency Ratio Directive or the rules of the Bank for International Settlements or recommendations for the international convergence of capital measurement and capital standards:-

	15.1.1	such Bank incurs a cost for the first time, or suffers an increase in an existing cost, as a result of its having entered into and/or performing its obligations under this Agreement and/or assuming or maintaining its Commitment under this Agreement; or

15.1.2	such Bank is unable to obtain the rate of return on its overall capital which it would have achieved but for its entering into and/or performing its obligations and/or assuming or maintaining its Commitment under this Agreement; or

15.1.3	there is any increase in the cost to or a reduction in the amount payable to or the effective return to such Bank of funding or maintaining all or any of the advances comprised in a class of advances formed by or including the Advances made by it hereunder; or

15.1.4	such Bank becomes liable to make any payment on account of tax (not being a franchise tax or a tax imposed on the net income or profits of its Facility Office by the jurisdiction in which its Facility Office is located or a franchise tax or a tax imposed on its net income or profits by a jurisdiction in which such Bank is resident or incorporated or its principal office is for the time being located) on or calculated by reference to the amount of Advances made by it hereunder and/or any sum received or receivable by it hereunder,

Back to Contents

then, subject to Clause 32.6, the Company shall from time to time, within 30 business days of demand by the Agent, pay to the Agent for the account of that Bank amounts sufficient to indemnify that Bank against, as the case may be:-

	15.1.5	such cost or increase in cost;

	15.1.6	such reduction in the rate of return;

	15.1.7	such proportion of such increased cost, amount payable and/or effective return as is in the reasonable opinion of that Bank attributable to its funding or maintaining of Advances hereunder; or

	15.1.8	such liability.

15.2	If any Bank intends to make a claim pursuant to Clause 15.1:-

	15.2.1	it shall within a reasonable time after becoming aware of the event by reason of which it is entitled to do so notify the Company through the Agent of such event, and shall within a reasonable time thereafter notify the Company through the Agent of the quantum of such claim, giving details and reasonable evidence (including, in the case of a claim under Clause 15.1.1 or 15.1.2, the bases and assumptions upon which its estimate of such cost, increase in cost or loss is founded) of the reasons and facts supporting such claim but not matters the Bank regards as confidential in relation to its funding arrangements; and

	15.2.2	the Company shall use any information supplied to it pursuant to Clause 15.2.1 only for the purposes of protecting its rights under this Agreement and subject thereto shall hold such information in confidence and not disclose the same except to the extent required by law, an order of a court or the request of a monetary or other fiscal or regulatory authority or to the extent that it is necessary for such information to be disclosed to the Company’s agents or auditors for the purposes of processing or evaluating the claim to which such information relates (provided that the Company will procure that any such recipient of the information will keep the same confidential) or to the extent that it is or becomes a matter of public knowledge otherwise than by disclosure directly or indirectly by the Company in breach of the provisions of this Clause 15.2.2.

15.3	Clause 15.1 shall not apply so as to oblige the Company to compensate any Bank for any cost, increased cost, reduction or liability:-

	15.3.1	for which the Bank is effectively receiving compensation through the operation of Clause 13 or for which Clause 13 is expressed to be the exclusive remedy; or

Back to Contents

15.3.2

resulting from any change in relation to taxation on the net income or profits of the Bank imposed in the jurisdiction in which the Bank is resident or incorporated or its principal office is for the time being located or on the net income or profits of the Bank’s Facility Office imposed in the jurisdiction in which that Facility Office is located.

16.	Illegality

16.1	If at any time it is unlawful for any Bank to make, fund or allow to remain outstanding all or any of the Advances made or to be made by it hereunder, then such Bank shall, promptly after becoming aware of the same, deliver to the Company through the Agent a certificate to that effect and:-

	16.1.1	the Bank shall not thereafter be obliged to make Advances hereunder, and the amount of its Commitment shall be reduced to zero; and/or

	16.1.2	if the Bank so requires, the Company shall on such date (being no earlier than the last day on which such Advances may lawfully remain outstanding hereunder) as the Bank shall have specified repay the outstanding Advances made by such Bank together with accrued interest thereon and all other amounts owing to the Bank under this Agreement (including, without limitation, any amounts payable under Clause 27).

17.	Mitigation

If circumstances arise which would or would upon the giving of notice result in:-

17.1	the reduction of a Bank’s Commitment to zero pursuant to Clause 16.1; or

17.2	an increase in the amount of any payment to be made to it or for its account pursuant to Clause 13, 14 or 25; or

17.3	a claim for indemnification pursuant to Clause 15,

then, without in any way limiting, reducing or otherwise qualifying the rights of the Bank or the Company’s obligations under any of the Clauses referred to in Clauses 17.1, 17.2 and 17.3, the Bank shall promptly upon becoming aware of the same notify the Company thereof through the Agent and, in consultation with the Agent and the Company, and to the extent that it can do so without prejudice to its own position, take such reasonable steps as may be reasonably open to it to mitigate the effects of such circumstances including the transfer of its Facility Office to another jurisdiction or the transfer of its rights and obligations hereunder to another financial institution reasonably acceptable to the Company and willing to participate in the Facility or the restructure of its participation in the Facility in a manner which will avoid the event in question and on terms mutually acceptable to the Bank and the Company.

Back to Contents

18.	Market Disruption

18.1	If, in respect of any Interest Period relating to an Advance other than a Swingline Advance, the Agent is unable to make any determination of LIBOR required to be made by it pursuant to Clause 8.8 in connection therewith, by reason of the failure of two or more Reference Banks to supply the necessary quotations, then the Agent shall promptly notify the Company and the Banks.

18.2	Any such Advance (as is referred to in Clause 18.1) made by a Bank hereunder shall bear interest during the Interest Period relating to such Advance at the rate per annum determined by the Agent to be the sum of:-

	18.2.1	the cost (including the Costs Rate) to such Bank (as certified by it to the Company and expressed as a rate per annum) of funding such Advance from whatever source it may reasonably select; and

	18.2.2	the applicable Margin in relation thereto.

18.3	The Agent shall, promptly after giving the notice referred to in Clause, 18.1 negotiate in good faith with the Company with a view to agreeing an alternative basis to that set out in Clause 8.8 for calculating the interest payable on any future Advance to be made hereunder.

18.4	If an alternative basis is so agreed in writing by the Agent and the Company, it shall take effect in accordance with its terms in relation to all Advances made thereafter in that currency until the Agent and the Company agree to revert to the provisions of Clause 8 for the determination of the rates of interest applicable to Advances hereunder in that currency.

18.5	The Agent agrees to consult the Company at least once every 30 days after the occurrence and during the continuance of the circumstances specified in this Clause 18 with a view to reverting to the provisions of Clause 8 for the determination of the rates of interest applicable to Advances hereunder.

Back to Contents

Part 8

REPRESENTATIONS, COVENANTS AND DEMAND REPAYMENT

19.	Representations

The Company and the Guarantor each hereby represents to each other Party that:-

19.1	it is a company duly incorporated and validly existing under the laws of England with power to carry on its business as it is now being conducted;

19.2	it has power to enter into this Agreement and to exercise its rights and perform its obligations hereunder, and all corporate or other action required to authorise its execution of this Agreement and its performance of its obligations hereunder has been duly taken;

19.3	no member of the Group has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of the knowledge and belief of the Company or the Guarantor) threatened against any member of the Group for its winding-up, dissolution or administration or for the appointment of an administrator, receiver, trustee or similar officer of it or of any or all of its assets and revenues (other than a winding up while solvent of a Principal Subsidiary);

19.4	no member of the Group is in breach of or default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which is likely materially to prejudice the ability of the Company or the Guarantor to perform any of its material obligations under this Agreement;

19.5	no action, arbitration or administrative proceeding of or before any court or agency which is likely materially to prejudice the ability of the Company or the Guarantor to perform any of its material obligations under this Agreement has been started or (to the best of the knowledge and belief of the Company or the Guarantor) threatened;

19.6	no encumbrance (save for Permitted Encumbrances) exists over all or any of the present or future revenues or assets of any member of the Group as security for any of its financial indebtedness (and, for the purposes of this Clause 19.6, the term “financial indebtedness” shall be construed as if the exclusion of any contingent obligation did not apply);

19.7	its execution of this Agreement and its exercise of its rights and performance of its obligations hereunder will not result in the existence of, nor oblige any member of the Group to create, any encumbrance over all or any of its present or future revenues or assets;

19.8	(to the best of the knowledge and belief of the Guarantor, having made all reasonable enquiries) the Guarantor is not a subsidiary of any other company and no offer has become unconditional which would result in the offeror or offerors acquiring voting shares in the capital of the Guarantor which together with any such shares already held by such offeror or offerors and its or their respective affiliates would carry more than 50 per cent. of the votes capable of being cast at a general meeting of the Guarantor or a resolution to appoint a director;

Back to Contents

19.9	its execution of this Agreement and its exercise of its rights and performance of its obligations hereunder will not contravene any provision of law, statute, rule or regulation to which it is subject, the contravention of which would be likely materially to prejudice the ability or power of the Company or the Guarantor to perform its obligations under this Agreement, or violate any provision of its Memorandum or Articles of Association or any agreement or other instrument by which it is bound;

19.10	its indebtedness under this Agreement will rank at least pari passu with all its other unsecured and unsubordinated financial indebtedness with the exception of financial indebtedness which is subject to liens or rights of set-off arising in the ordinary course of business and financial indebtedness which is preferred by operation of law;

19.11	the obligations expressed to be assumed by it in this Agreement are its legal, valid and binding obligations;

19.12	all acts, conditions and things (including, without limitation, the grant or making of any consent, approval, authorisation, filing or registration required in connection with the performance by it of, or the validity and binding nature of or admissibility in evidence of, this Agreement) required to be performed, fulfilled or done in order:-

	19.12.1	to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in this Agreement; and

	19.12.2	to ensure that the obligations expressed to be assumed by it herein are legal, valid and binding,

have been duly performed, fulfilled and done;

19.13	to the best of the knowledge and belief of the Company and the Guarantor, no event which is, or would, with the giving of any notice under Clause 22.1 or the lapse of time or both, become, an Event of Default has occurred (which has not been remedied or waived);

19.14	the Original Financial Statements were prepared (save as otherwise indicated therein and/or in the notes thereto) in accordance with accounting principles generally accepted in England and consistently applied and give (in conjunction with the notes thereto) a true and fair view of the consolidated financial condition of the Group as of the date as at which they were prepared and the consolidated results of the operations of the Group during the financial year then ended;

19.15	as of the date as at which the Original Financial Statements were prepared no member of the Group whose financial statements were included in such consolidation had any liabilities (contingent or otherwise) which were material in the context of the Group taken as a whole and were not disclosed thereby (or by the notes thereto) or provided for therein, and which should have been so disclosed or provided for;

Back to Contents

19.16	since the date as of which the Original Financial Statements were prepared there has been no material adverse change in the business or financial condition of any member of the Group which is likely materially to prejudice the ability of the Company or the Guarantor to perform its obligations under this Agreement;

19.17	not less than 40 per cent. of the consolidated sales of the Group are derived from the manufacture, distribution or sale of fast moving consumer goods and/or intermediate products;

19.18	neither the making of any Advances hereunder, nor the use of proceeds thereof, will violate or be inconsistent with the provisions of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System;

19.19	the Company is wholly-owned by the Guarantor; and

19.20	each of the representations in Clauses 19.1 to 19.4 (inclusive), Clauses 19.6 to 19.15 (inclusive), Clause 19.17 and Clause 19.19 will be correct and complied with in all material respects on each date on which an Advance is requested and made and on each Interest Payment Date as if repeated then by reference to the then existing circumstances (but so that references therein to the Original Financial Statements shall, where appropriate, be deemed to be references to the audited consolidated financial statements of the Group most recently delivered to the Bank pursuant to Clause 20).

20.	Financial Information

20.1	The Guarantor shall:

	20.1.1	as soon as the same become available, but in any event within 120 days after the end of each financial year and within 90 days after the end of each financial half year of the Group, deliver to the Agent (in sufficient copies for each of the Banks) the consolidated financial statements of the Group (as are sent to the Guarantors’ shareholders) (audited in respect of the annual consolidated financial statements) for such financial half year or financial year and a certificate (a “Compliance Certificate”) signed by the Finance Director of the Guarantor setting out the computations of the ratio of EBITDA to Adjusted Net Interest for such Relevant Period as at the end of such financial half year or financial year and confirming compliance with Clause 21.2.2;

	20.1.2	from time to time deliver to the Agent (for its use and the use of the Banks only) such other information in the possession or control of the Guarantor about the business and financial condition of the Group as the Agent may reasonably require, provided that the Guarantor shall be under no obligation to supply any information the supply of which would be contrary to any confidentiality obligation binding on the Guarantor or any affiliate of the Guarantor or which is in the Guarantor’s opinion inside information (within the meaning of the Criminal Justice Act 1993) and provided further that any information so supplied to the Agent (and/or by the Agent to each or any Bank) shall only be used by it for the purposes of protecting its rights under this Agreement and be held in confidence and not disclosed except to the extent required by law, an order of a court of competent jurisdiction or the request of a monetary, regulatory or other fiscal authority or body in England or the jurisdiction of the head office of the Agent or the Bank making such disclosure or, with the prior written consent of the Guarantor, such consent not to be unreasonably withheld or delayed, to the extent that it is reasonably necessary for such information to be disclosed to any other person for the purposes of this Agreement, provided always that such Bank shall procure that such person shall hold any such information in confidence and not disclose such information to any other person or to the extent that it is or becomes a matter of public knowledge otherwise than by disclosure directly or indirectly by such Bank and for this purpose the Guarantor may require such Bank to enter into a confidentiality undertaking in the form set out in the Fifth Schedule in respect of such information; and

Back to Contents

20.1.3	deliver to the Agent at the same time as its audited consolidated financial statements a list of those subsidiaries or subsidiary undertakings which are, on the basis of such consolidated financial statements, Principal Subsidiaries and, if the Agent so requests, thereafter cause its auditors to confirm the accuracy of such list.

20.2	The Company shall as soon as the same become available, but in any event within 120 days after the end of each financial year, deliver to the Agent (in sufficient copies for each of the Banks) the audited financial statements of the Company for such financial year.

21.	Covenants

21.1	The Company and the Guarantor each undertakes with each Bank that it will:-

	21.1.1	ensure that at all times its indebtedness under this Agreement ranks at least pari passu with all of its other unsecured and unsubordinated financial indebtedness except financial indebtedness which is subject to liens or rights of set-off arising in the ordinary course of business and financial indebtedness which is preferred solely by operation of law; and

	21.1.2	promptly inform the Agent of the occurrence of any event which is or would (with the lapse of time or the giving of notice under Clause 22.1 or both) become an Event of Default and, upon receipt of a written request to that effect from the Agent, confirm to the Agent that save as previously or otherwise notified to the Agent no such event has occurred which has not been remedied or waived.

21.2	The Guarantor undertakes with each Bank that:-

	21.2.1	it will not, and that it will procure that each member of the Group does not, without the prior written consent of the Majority Banks create or permit to subsist any encumbrance (save for Permitted Encumbrances) over any or all of its present or future revenues or assets as security for all or any of its financial indebtedness (and, for the purposes of this Clause 21.2.1, the term “financial indebtedness” shall be construed as if the exclusion of any contingent obligation did not apply);

Back to Contents

	21.2.2	the ratio of EBITDA to Adjusted Net Interest, calculated as at the last day of the most recent financial year or financial half year of the Group will not be less than 3.5 : 1 for the Relevant Period ending on the last day of that financial year or financial half year.

21.3	The Guarantor agrees not to make any amendment or agree to any waiver to the Acquisition Agreement, which in the opinion of the Guarantor acting reasonably, will be materially adverse to the interests of the Banks.

22.	Demand Repayment

22.1	If:-

22.1.1

the Company or the Guarantor fails to pay any sum due from it under this Agreement at the time and in the manner specified herein and such failure shall not be remedied (in the case of payment of interest) within five business days thereafter or (in the case of payment of principal) two business days thereafter, provided that if such failure is solely the result of any bank or financial institution not promptly remitting a payment as instructed by the Company or the Guarantor and if the Company or the Guarantor, as the case may be, has taken all reasonable steps to cause such remittance to be made, the period for the remedy of such payment failure shall be extended by a further three business days; or

22.1.2

any material representation or statement made by the Company or the Guarantor in this Agreement or in any notice or other document, certificate or statement delivered by it pursuant hereto is or proves to have been incorrect or misleading in any material respect when made; or

	22.1.3	the Company or the Guarantor fails duly to perform any other obligation expressed to be assumed by it in this Agreement and such default (if capable of remedy) is not remedied within thirty days after the Agent has given notice in writing thereof to the Company or the Guarantor, as the case may be; or

	22.1.4	any financial indebtedness of any member of the Group (a) is not paid when due or within any originally stated applicable grace period relating thereto or (b) is declared to be or otherwise becomes due and payable prior to its specified maturity by reason of default, except, in the case of (a) or (b), where (i) there is (in the opinion of the Majority Banks after consultation with the Company) a bona fide dispute in respect of such financial indebtedness or (ii) the aggregate amount of such financial indebtedness of all members of the Group is less than or equal to £25,000,000 or its equivalent in other currencies; or

Back to Contents

22.1.5	any execution or distress is levied against, or a receiver is appointed or an encumbrancer takes possession of the whole or any substantial part of, the property, undertaking or assets of any member of the Group and is not satisfied, removed or discharged within 30 days; or

22.1.6	any member of the Group is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors; or

22.1.7	any member of the Group takes any corporate action (save as previously approved in writing by the Majority Banks) or other steps are taken or legal proceedings are started (and are not discharged within 30 days), for its winding-up, dissolution, liquidation or administration (other than (a) a bona fide reconstruction or amalgamation while solvent on terms previously approved in writing by the Majority Banks or (b) a voluntary solvent winding up of a Principal Subsidiary where the surplus assets of such Principal Subsidiary are distributable to the Company, the Guarantor or any affiliate of the Guarantor) or for a transfer of the whole of its business (other than a transfer, in the case of a Principal Subsidiary, to or for the benefit of the Company, the Guarantor or any affiliate of the Guarantor or for full consideration receivable by such Principal Subsidiary or the Company, the Guarantor or any affiliate of the Guarantor) or for the making of an administration order or for the appointment of an administrator, administrative receiver, receiver, trustee or similar officer of it or of any or all of its revenues and assets; or

22.1.8	at any time it becomes unlawful under English or US law for the Company or the Guarantor to perform any of its payment obligations under this Agreement; or

22.1.9	there shall occur any material adverse change since the date as at which the Original Financial Statements were prepared in the business or financial condition of any member of the Group which is likely materially to prejudice the ability of the Company or the Guarantor to perform any of its material obligations under this Agreement, then and in any such case and at any time thereafter (so long as such Event of Default shall not have been remedied or waived (but in the case of a waiver only so long as such waiver is validly continuing in accordance with its terms)) the Agent may (and if so instructed by the Majority Banks shall) by written notice to the Company:-

22.1.10	cancel the Total Commitments whereupon the same shall be so cancelled and reduced to zero; and/or 22.1.10 cancel the Total Commitments whereupon the same shall be so cancelled and reduced to zero; and/or

22.1.11	declare all the outstanding Advances, together with any other sums payable hereunder, to be immediately due and payable or to have become due and payable on demand, whereupon the same shall, immediately or in accordance with such notice, become so due and payable, in each case by the Company, together with accrued interest thereon and all other sums payable hereunder.

Back to Contents

	22.1.12	Notwithstanding sections 22.1.1 to 22.1.11 above, except as a result of an Event of Default under Clauses 22.1.6 or 22.1.7, the Agent may not during the Certain Funds Period, cancel or rescind the Facility or demand immediate repayment of Advances.

22.2	If, pursuant to Clause 22.1.11 the Agent declares the outstanding Advances to be due and payable on demand, then at any time thereafter the Agent may (and if so instructed by the Majority Banks shall) by written notice to the Company (a) call for repayment of such Advances on such date as may be specified in such notice whereupon such Advances shall become due and payable on the date so specified together with all interest and other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

22.3	If the Guarantor shall become a subsidiary of another company or an offer has become unconditional which will result in the offeror or offerors acquiring voting shares in the capital of the Guarantor which together with any shares already held by such offeror or offerors and its or their respective affiliates would carry more than 50 per cent. of the votes capable of being cast at a general meeting of the Guarantor or a resolution to appoint a director, then the Agent may (and if so instructed by the Majority Banks shall) within 30 days of the state of affairs hereinbefore described coming into effect give written notice to the Company that the Banks intend with effect from the last of the 30 days aforesaid, to cancel the Total Commitments and/or declare all the outstanding Advances together with any other sums payable hereunder, to be due and payable by the Company and such notice shall thereon take effect unless prior to the last of the 30 days aforesaid the Agent shall have cancelled the same by notice in writing to the Company.

Back to Contents

Part 9

GUARANTEE

23.	Guarantee

23.1	The Guarantor hereby:-

	23.1.1	irrevocably and unconditionally guarantees to each of the Agent, the Swingline Agent and the Banks the due and punctual payment when due in the relevant currency of any sum or sums from time to time due, owing or incurred from the Company under this Agreement, the Front End Fee Letter or the Agent’s Fee Letter (hereinafter collectively called the “Guaranteed Obligations”) and agrees to pay on demand of the Agent any sum or sums which the Company is liable to pay under the terms hereof and which the Company has not duly and punctually paid in accordance with the terms hereof provided that any such demand shall be in writing and accompanied by a statement setting out, in reasonable detail, the basis upon which such sum or sums were calculated; and

	23.1.2	agrees as a primary obligation to indemnify the Agent, the Swingline Agent and each of the Banks on demand against any loss incurred by it as a direct or indirect result of any of the purported obligation or liability of the Company which would have been the subject of the guarantee in Clause 23.1.1 had it been valid and enforceable being or becoming void, voidable or unenforceable for any reason whatsoever, whether or not known to such Party or otherwise, the amount of such loss being the amount which such Party would otherwise have been entitled to recover from the Company.

23.2	The obligations of the Guarantor contained in this Clause are to be continuing obligations which:-

	23.2.1	shall continue in full force and effect irrespective of the legality, validity or enforceability of any other provisions of this Agreement and notwithstanding the winding-up or dissolution of the Company or any change in its status, function, control or ownership;

	23.2.2	shall not be satisfied by any intermediate payment or satisfaction of any part of the Guaranteed Obligations;

	23.2.3	shall remain in operation until all monies owing in respect of the Guaranteed Obligations have been paid in full;

	23.2.4	shall continue in full force and effect irrespective of any waiver or release of any obligation of the Company under this Agreement; and

	23.2.5	shall be in addition to and not in substitution for or in derogation of any other security in respect of the Guaranteed Obligations held by or on behalf of the Banks.

Back to Contents

23.3	The obligations of the Guarantor contained in this Clause 23 shall be primary obligations and debts of the Guarantor and accordingly no person shall be obliged before enforcing such obligations to make any demand of the Company or to take proceedings or obtain judgment against the Company or any other person.

23.4	The Guarantor agrees that its obligations under this Clause 23 shall not be in any way discharged or impaired by any forbearance (whether as to payment or otherwise) or any time or other indulgence given to the Company in relation to all or any of the Guaranteed Obligations or by any act, thing, omission or means which, but for this provision, would or might constitute a legal or equitable discharge or defence of a mere surety.

23.5	The Guarantor agrees that, so long as any sums are owed by the Company in respect of the Guaranteed Obligations, any right which the Guarantor may at any time have by reason of the performance by the Guarantor of its obligations under this Clause 23 to be indemnified or to have any recourse to the Company or any of its assets (whether by way of subrogation or otherwise) by the Company shall be exercised in such manner and upon such terms as the Agent may require, and that any monies at any time received by it as a result of the exercise of any such rights shall be held by it for and on behalf of and to the order of the Banks for application in or towards payment of any sums at any time owed by the Company in respect of the Guaranteed Obligations.

23.6	A certificate delivered by the Agent to the Company certifying the amount due from the Company in respect of the Guaranteed Obligations at the date of such certificate and accompanied by a statement setting out in reasonable detail the basis on which such amount was calculated shall be prima facie evidence of the amount due from the Guarantor under this Clause 23.

23.7	Any discharge given to the Guarantor in respect of its obligations under this Clause 23 shall be, and shall be deemed always to have been, void if any act, matter or thing on the faith of which that discharge was given is subsequently avoided by or pursuant to any provision of law and if any such discharge is avoided or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency or liquidation for the time being in force each Bank shall be entitled to recover the value or amount of any security or payment so avoided or reduced from the Guarantor subsequently as if such discharge had not occurred.

Back to Contents

Part 10

PAYMENTS

24.	Currency of Account and Payment

24.1	Unless otherwise specified in this Agreement, the dollar is the currency of account and payment for each and every sum due from the Company and the Guarantor under this Agreement.

24.2	If any sum due from the Company or the Guarantor under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable hereunder or under such order or judgment into another currency (the “second currency”) for the purpose of:-

	24.2.1	making or filing a claim or proof against the Company;

	24.2.2	obtaining an order or judgment in any court or other tribunal; or

	24.2.3	enforcing any order or judgment given or made in relation hereto the Company or the Guarantor, as the case may be, shall indemnify and hold each Party to whom such sum is due harmless from and against any loss suffered, and such Party shall pay over and account to the Company or (as the case may be) the Guarantor for any profit arising, as a result of any discrepancy between:-

	24.2.4	the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency; and

	24.2.5	the rate or rates of exchange at which such Party may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

The obligations of each of the Company and the Guarantor under this sub-clause are separate from its other obligations under this Agreement and shall survive the giving or making of any order or judgment in relation to all or any of such other obligations. The term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency for the purposes of this Clause 24.

25.	Payments

25.1	Except as otherwise specifically stated herein, on each date upon which this Agreement requires an amount to be paid by the Company, the Guarantor or any Bank under this Agreement, the Company, the Guarantor or such Bank shall make the same available to the relevant Party (through the Agent or, as appropriate, the Swingline Agent) by payment in the appropriate currency and in cleared funds for value the same day by transfer to such account of the Agent (or, in the case of Swingline Dollar Advance, the Swingline Agent) with such bank in such place as such Party shall have previously notified to the Company, the Guarantor or such Bank.

Back to Contents

25.2	Each payment received by the Agent pursuant to Clause 25.1 for the account of another Party shall be made available by the Agent to such Party for value the same day by transfer to such account of such Party with such bank as such Party shall have previously notified to the Agent.

25.3	If the Agent is obliged by law to make any deduction or withholding from any payment to any of the Banks (an “agency payment”) which represents an amount or amounts received by the Agent from the Company or the Guarantor for the account of that Bank pursuant to this Agreement, the Agent shall forthwith notify the Company and the Guarantor, whereupon all sums payable by the Company and the Guarantor to the Agent for the account of that Bank may be paid by the Company and the Guarantor directly to that Bank and the provisions of this Clause 25 shall apply, mutatis mutandis, to such direct payment.

25.4	If part only of an agency payment represents an amount or amounts received by the Agent from the Company or the Guarantor pursuant to this Agreement, Clause 25.3 shall apply as if the Agent were obliged to make a separate agency payment of that part and of the balance of the agency payment.

25.5	All payments made by the Company or the Guarantor under this Agreement shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim or any other matter (except only taxes, as to which the provisions of Clause 13 alone shall apply, to the extent relevant).

25.6	This sub-clause applies if the Agent or the Swingline Agent makes a payment out in the mistaken belief that it has received or will receive an incoming payment on a particular day. In this case the Party which received the payment from the Agent or the Swingline Agent agrees to return it. It will also reimburse the Agent or the Swingline Agent (as the case may be) for all losses and expenses incurred by the Agent or the Swingline Agent as a result of the payment except to the extent due to the gross negligence or wilful misconduct of the Agent or the Swingline Agent (but it shall not be negligent or constitute misconduct to make a payment to the Company prior to receiving funds from all of the Banks or to make a payment to any Bank prior to receiving funds from the Company if the Agent or the Swingline Agent believes it is likely to receive such funds). This sub-clause does not affect the rights of the Party which received the payment against the Party which failed to make the payment to the Agent or the Swingline Agent.

25.7	If an amount due to a Bank (the “Recipient”) under this Agreement is discharged other than by payment through the Agent or the Swingline Agent, the Recipient agrees to notify the Agent and the Swingline Agent. This may occur because of the exercise of a right of set-off, by virtue of a combination of accounts or because of a voluntary or involuntary payment by the Company or the Guarantor direct to that Recipient. The notification will provide details of the amount discharged and will be delivered no later than 10 business days after the discharge.

Back to Contents

25.8	Where a Bank has issued a notice under Clause 25.7 the Agent or the Swingline Agent will determine what payments, if any, are due under Clause 25.10. This determination will be made on the basis of the information contained in all the notices delivered to the Agent and the Swingline Agent under Clause 25.7. The determination will be notified to the Company and the Banks.

25.9	In determining the amount due under Clause 25.10 no account will be taken of an amount due to a Bank which has declined to participate in legal proceedings which resulted in the payment described in Clause 25.7. This only applies if that Bank could have joined in the proceedings or could have instituted its own proceedings, but failed to do so.

25.10	The Recipient agrees to pay to the Agent or the Swingline Agent as appropriate an amount calculated as follows:

P = D (X - Y)

where

P = the amount payable to the Agent or the Swingline Agent

D = the aggregate amount due to the Recipient out of which an amount has been discharged

X = the fraction of D which has been discharged

Y = the fraction which has been discharged, if any, of the aggregate amount due to the Bank which has the greatest proportion of that amount still outstanding.
This amount will be paid no later than five Business Days after receipt of a notice from the Agent or the Swingline Agent under Clause 25.8

25.11	Any amount due to the Recipient which would otherwise have been discharged as described in Clause 25.7 will be treated as not having been discharged to the extent of an amount which is or will be payable under Clause 25.10 as a result. Accordingly the Company and the Guarantor agree to pay this amount to the Recipient as if it had not been discharged. This payment is required to be made whether or not the Agent or the Swingline Agent has issued a determination under Clause 25.8.

25.12	The Agent or the Swingline Agent agrees to distribute to the Banks the amount received by it under Clause 25.10 as if that amount had been received from the Company and the Guarantor in discharge of an amount due under this Agreement. The Company and the Guarantor will then be treated as having paid that amount.

25.13	This sub-clause applies if an amount discharged as described in Clause 25.7 is recovered from, or is required to be repaid by, the Recipient. In this case each Bank which received the benefit of a payment made under Clause 25.12 agrees to repay to the Recipient the amount it received. Each of these Banks will also reimburse the Recipient for any interest or other losses or expenses which the Recipient has incurred in connection with the discharged amount or its recovery or repayment except to the extent caused by the negligence or wilful misconduct of such Recipient. The rights and obligations of the parties shall be restored to the position before any payment became due under Clause 25.11.

Back to Contents

25.14	This sub-clause applies if the Agent demands immediate repayment of the Loan under Clause 22.1.11.

	25.14.1	In some cases a Swingline Bank may not also be a Bank otherwise participating in the Facility. In these cases the Swingline Bank will have an affiliate which is so participating. For the purposes of this sub-clause the amount of any Swingline Loan owing to that Swingline Bank will be treated as owing to the Bank which is its affiliate. The Agent will not calculate P for any Swingline Bank which is not otherwise participating in the Facility.

25.14.2	The Agent will calculate P for each Bank where:
P = (C x L) - A TC
and:

P = the amount payable by the Bank

C = the Commitment of the Bank

TC = the Total Commitments

L = the Loan

A = the total amount of the Loan owing to the Bank.

25.14.3	The Agent will notify each Bank of the amount which is P in relation to it. If P is a positive number, the Bank will pay that amount to the Agent no later than five Business Days after receipt of the Agent’s notice. If P is a negative number, the Agent will pay that amount to the Bank upon receipt of all amounts owing from the Banks under this sub-clause. If P is zero, no payment will be made to or by the Bank.

25.14.4	As between (i) the Company and the Guarantor and (ii) any Bank which makes a payment under Clause 25.14.3, the amount of that payment will be treated as a principal amount due to that Bank. Interest under Clause 27 will accrue on that amount from the date of the payment under Clause 25.14.3. As between (i) the Company and the Guarantor and (ii) any Bank which receives a payment under Clause 25.14.3, the amount of that payment will be treated as reducing the amount owing to that Bank.

Back to Contents

26.	Partial Payments

26.1	If the Agent or the Swingline Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Company or the Guarantor under this Agreement, the Agent or the Swingline Agent shall apply that payment towards the relevant obligations in the following order:

	26.1.1	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Swingline Agent;

	26.1.2	secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

	26.1.3	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

	26.1.4	fourthly, in or towards payment pro rata of any other sum due but unpaid under this Agreement.

26.2	The Agent or the Swingline Agent shall, if so directed by the Majority Banks, vary the order set out in Clause 26.1.

26.3	Clause 26.1 and 26.2 will override any appropriation made by the Company or the Guarantor.

Back to Contents

Part 11

DEFAULT INTEREST AND INDEMNITY

27.	Default Interest, Prepayment Compensation or Adjustment and Indemnity

27.1	If any sum due and payable by the Company or the Guarantor under this Agreement is not paid on the due date, the period beginning on such due date and ending on the date upon which the obligation of the Company or the Guarantor, as the case may be, to pay such sum (the balance thereof for the time being unpaid being herein referred to as an “unpaid sum”) is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall (subject to Clause 27.2.2) be selected by the Agent and notified in writing to the Company.

27.2	During each such period relating thereto as is mentioned in Clause 27.1 (as well after as before judgment) an unpaid sum shall bear interest at the rate per annum which is the aggregate sum of (1) 1 per cent. plus the Margin, (2) LIBOR on the Quotation Date therefor or, if later, such other date as shall be the first date on which it shall be reasonably practicable for LIBOR in respect of such unpaid sum to be determined and (3) the Costs Rate, provided that:-

	27.2.1	if for any such period LIBOR cannot be determined, then the rate of interest applicable to such unpaid sum shall be determined by reference to the cost to each Bank of obtaining deposits in dollars, sterling or the other Optional Currency, as the case may be, in an amount equal to such unpaid sum from such sources as it may select; and

	27.2.2	if such unpaid sum is all or part of an Advance which became due and payable on a day other than the last day of the current Interest Period relating thereto, the first such period applicable thereto shall be of a duration equal to the unexpired portion of the Interest Period relating thereto and the rate of interest applicable thereto during such period shall be that which exceeds by 1 per cent. the rate applicable to it immediately before it fell due.

27.3	Any interest which shall have accrued on any unpaid sum due from the Company or the Guarantor shall be due and payable and shall be paid by the Company or the Guarantor, as the case may be, at the end of the period by reference to which it is calculated or on such later date as the Agent may specify by notice in writing to the Company or the Guarantor, as the case may be.

27.4	Notwithstanding any other provision of this Agreement, if (other than by reason of default by the Agent or the Swingline Agent) any Bank receives or recovers all or part of its participation in an Advance before the last day of the Interest Period relating thereto or, as the case may be, the Repayment Date, the Company shall pay to the Agent for the account of such Bank on demand an amount equal to the amount (if any) by which:-

Back to Contents

	27.4.1	the interest which would have been payable by the Company on the amount so received or recovered on the last day of the Interest Period relating thereto or, as the case may be, the Repayment Date exceeds:-

	27.4.2	the amount of interest which in the opinion of the relevant Bank would have been payable to such Bank on the last day of such Interest Period or, as the case may be, the Repayment Date in respect of a deposit in the currency in which the Advance is denominated and equal to the amount so received or recovered placed by it with a prime bank in London for a period starting on the third business day following the date of such receipt or recovery and ending on the last day of such Interest Period or, as the case may be, the Repayment Date.

27.5	The Company undertakes to indemnify each other Party:-

	27.5.1	against any cost, loss or expense, including legal fees, which it may sustain or incur as a consequence of any default by the Company in the performance of any of the obligations expressed to be assumed by it in this Agreement or the occurrence of any Event of Default; and

	27.5.2	against any loss it may sustain or incur as a result of its funding an Advance requested by the Company hereunder but not made by reason of the operation of any one or more of the provisions hereof or by reason of the Company revoking an Advance Request.

27.6	Any unpaid sum shall (for the purposes of this Clause 27 and Clause 15.1) be treated as an Advance and accordingly in this Clause 27 and Clause 15 “Advance” includes any unpaid sum and “Interest Period” in relation to an unpaid sum includes each such period mentioned in Clause 27.1.

Back to Contents

Part 12

FEES, COSTS AND EXPENSES

28.	Front End and Commitment Fees

28.1	The Company shall pay to the Agent for the account of each Bank a front end fee. The amount of this fee and the timing of payment are described in the Front End Fee Letter.

28.2	The Company shall pay to the Agent for the account of each Bank a commitment fee calculated in the following manner:-

	28.2.1	in respect of Tranche A, 40 per cent. of the then applicable Margin for Tranche A;

	28.2.2.	in respect of Tranche B, 40 per cent. of the then applicable Margin for Tranche B; and

	28.2.3	in respect of Tranche C, 30 per cent. of the then applicable Margin for Tranche C,

in each case upon the daily Available Amount.

28.3	The commitment fee shall accrue from day to day and, subject as herein otherwise provided, shall be payable in arrears on each of the dates falling at three monthly intervals after the date of this Agreement or, if earlier, on the date on which its Commitments are reduced to zero.

29.	Agency Fee

The Company agrees to pay an agency fee to the Agent and the Swingline Agent. The amount of this fee and the timing of payment are described in the Agents’ Fee Letter.

30.	Costs and Expenses

30.1	The Company shall reimburse the Mandated Lead Arrangers for their costs and expenses (including legal fees and irrecoverable VAT) reasonably incurred up to such amount as has been separately agreed in connection with the negotiation and settlement of this Agreement.

30.2	The Company shall from time to time on demand reimburse the Agent, the Swingline Agent and each Bank for all costs and expenses (including legal fees and irrecoverable VAT) reasonably incurred in or in connection with the preservation and/or enforcement of any of its rights under this Agreement.

Back to Contents

30.3	The Company shall pay all stamp, registration and other taxes to which this Agreement is or at any time may be subject in the United Kingdom and/or in any other jurisdiction in which the Agent, the Swingline Agent or any Bank shall properly seek to enforce this Agreement, and shall indemnify the Agent, the Swingline Agent and each Bank against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax. In no circumstances, however, will the Company be liable to pay any stamp, registration or other taxes payable in connection with or resulting directly or indirectly from any assignment or transfer by a Bank pursuant to Clause 32.

30.4	If, at any time, the Company fails to perform its obligations under this Clause 30, each Bank shall, in the proportion borne by its Commitment to the Total Commitments at such time (or, where the Total Commitments of the Banks have been reduced to zero, at the time when the same last exceeded zero), indemnify the Agent against any loss incurred by it as a result of such failure and the Company shall forthwith reimburse each Bank for any payment made by it pursuant to this Clause 30.4.

Back to Contents

Part 13

TRANSFER

31.	Benefit of Agreement

This Agreement shall be binding upon and enure to the benefit of each party hereto and its successors in business by operation of law and permitted assigns.

32.	Transfer

32.1	Neither the Company nor the Guarantor shall, subject to Clause 2.2, be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder.

32.2	A Bank may assign its rights under this Agreement in whole or part to a person who, if it were a Bank and if a payment fell due on the date of assignment, would be a Section 349 Bank or a Double Tax Treaty Bank on that date, if it obtains the prior written consent of the Guarantor in advance, such consent not to be unreasonably withheld. The Guarantor will be deemed to have given its consent 10 Business Days after the Guarantor has received notice of the request unless it is expressly refused by the Guarantor within that time. Neither the Agent nor the Swingline Agent nor any Bank will be obliged to treat any person to whom a Bank makes an assignment as an assignee until that person:

	32.2.1	agrees that it will be under the same obligations as it would have been if it had been a party to the Agreement; and

	32.2.2	gives the representation in Clause 13.3 on the date of assignment; and

	32.2.3	agrees to pay to the Agent the fee mentioned in Clause 32.3.

32.3	A Bank (the “Existing Bank”) may be released from its obligations and surrender its rights under this Agreement to the extent that exactly corresponding obligations and rights are assumed by another bank (the “New Bank”) in accordance with the following:

	32.3.1	The principal amount to be novated must equal or exceed $10 million or the amount of the Bank’s outstanding Commitment if less.

	32.3.2	The Existing Bank must obtain the prior written consent of the Guarantor to the proposed novation, such consent not to be unreasonably withheld. The Guarantor will be deemed to have given its consent 10 Business Days after the Guarantor has received notice of the request unless it is expressly refused by the Guarantor within that time. The New Bank must be a person who, if it were a Bank and if a payment fell due on the date of novation, would be able to make the representation in Clause 13.3.

Back to Contents

	32.3.3	Once the Guarantor’s written consent is obtained the Existing Bank will deliver to the Agent a Substitution Certificate unless Clause 32.3.7 applies. This must be signed by both the Existing Bank and the New Bank and be properly completed. It must have attached to it the Company’s consent.

	32.3.4	The Existing Bank will also arrange for the payment by the New Bank of a processing fee to the Agent. The amount of this fee is £1,000 (plus any reasonable expenses).

	32.3.5	The Agent will sign the Substitution Certificate no later than 5 Business Days after its receipt and the payment of the processing fee. This signature will be made on behalf of the other Banks, the Swingline Agent, the Company and the Guarantor as well as itself. Each Bank, the Swingline Agent, the Company and the Guarantor irrevocably authorise the Agent to sign in this manner.

	32.3.6	The Substitution Certificate will take effect on the date it specifies. On this date:

		(A)	The Existing Bank is released from its obligations and surrenders its rights to the extent described in the Certificate.

		(B)	The New Bank assumes obligations and rights exactly corresponding to those released and surrendered by the Existing Bank.

The Commitment and Swingline Commitment of the Existing Bank will be reduced accordingly and the New Bank will assume a Commitment and a Swingline Commitment of the amount of the corresponding reduction.

	32.3.7	Any such transfer on the occasion of Syndication shall be effected pursuant to a Syndication Agreement to be executed by the Parties and each of the New Banks and shall take effect in accordance with the terms of such Syndication Agreement.

32.4	A Bank may disclose to an assignee, sub-participant, or New Bank, or to a proposed assignee, sub-participant or New Bank, any information received by the Bank under or in connection with this Agreement, including a copy of this Agreement. However, where that information is not publicly available, and where the person to whom the information is to be disclosed is not an affiliate of the Bank, the Bank must first obtain the written consent of the Guarantor to the disclosure of the information, such consent not to be unreasonably withheld. The Guarantor will be deemed to have given its consent 10 Business Days after the Guarantor has received notice of the request unless it is expressly refused by the Guarantor within that time.

32.5	No Bank may at any time have a Swingline Commitment unless at that time it has a Commitment which is the same or more than the amount of that Swingline Commitment. For this purpose, the Commitment of any affiliate of a Bank will be treated as the Commitment of the Bank.

Back to Contents

55

32.6	If, at the time of any assignment and/or transfer as mentioned in this Clause 32, circumstances are such that there will arise an obligation on the part of the Company under Clause 13 or Clause 15 to pay to such Bank or its transferee any amount in excess of the amount which it would have been obliged to pay had no such assignment occurred, then the Company shall not at any time thereafter be obliged to pay the amount of such excess pursuant to either of such Clauses.

Back to Contents

56

Part 14
MISCELLANEOUS

33.	The Agent and the Swingline Agent

33.1	Each of the Banks appoints the Agent to act as its agent under and in connection with the Facility.

33.2	Each of the Banks authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with this Agreement together with any other incidental rights, powers, authorities and discretions.

33.3	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party. If the Agent receives notice from a Party referring to this Agreement, describing an Event of Default or an event which, with the giving of notice or the satisfaction of any other condition, would constitute an Event of Default and stating that the circumstance described is an Event of Default or an event which, with the giving of notice or the satisfaction of any other condition, would constitute an Event of Default, it shall promptly notify the Banks. The Agent's duties under this Agreement are solely mechanical and administrative in nature.

33.4	Nothing in this Agreement constitutes the Agent as a trustee or fiduciary of any other person. The Agent shall not be bound to account to any Bank for any sum or the profit element of any sum received by it for its own account. The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

33.5	The Agent may rely on:

	33.5.1	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

	33.5.2	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

33.6	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Banks) that:

	33.6.1	no Event of Default or an event, which with the giving of notice or the satisfaction of any other condition, would constitute an Event of Default has occurred; and

	33.6.2	any right, power, authority or discretion vested in any Party or the Majority Banks has not been exercised.

33.7	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

Back to Contents

57

33.8	The Agent may act in relation to the Facility through its personnel and agents.

33.9	Unless a contrary indication appears in this Agreement, the Agent (a) may act in accordance with any instructions given to it by the Majority Banks (or, if so instructed by the Majority Banks, refrain from acting or exercising any right, power, authority or discretion vested in it as Agent) and (b) shall not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Banks.

33.10	Unless a contrary indication appears in this Agreement, any instructions given by the Majority Banks will be binding on all the Banks.

33.11	The Agent may refrain from acting in accordance with the instructions of the Majority Banks (or, if appropriate, the Banks) until it has received such security as it may require for any cost, loss or liability (together with any amounts in relation to associated value added tax) which it may incur in complying with the instructions.

33.12	In the absence of instructions from the Majority Banks (or, if appropriate, the Banks), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Banks.

33.13	The Agent is not authorised to act on behalf of a Bank (without first obtaining that Bank’s consent) in any legal or arbitration proceedings relating to this Agreement.

33.14	The Agent is not:

	33.14.1	responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Company, the Guarantor or any other person given in or in connection with this Agreement; or

	33.14.2	responsible for the legality, validity, effectiveness, adequacy or enforceability of this Agreement or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with this Agreement.

33.15	Without limiting Clause 33.16 below, the Agent will not be liable for any action taken by it under or in connection with this Agreement, except to the extent resulting from its gross negligence or wilful misconduct.

33.16	No Party may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to this Agreement and any officer, employee or agent of the Agent may rely on this Clause and enforce the terms under the Contracts (Rights of Third Parties) Act 1999.

Back to Contents

58

33.17	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under this Agreement to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

33.18	Each Bank shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) in acting as Agent under this Agreement (unless the Agent has been reimbursed by the Borrower or the Guarantor pursuant to this Agreement).

33.19	The Agent may resign and appoint one of its affiliates acting through an office in the United Kingdom as successor by giving notice to the Banks, the Company and the Guarantor. Alternatively the Agent may resign by giving notice to the Banks, the Company and the Guarantor, in which case the Majority Banks (with the prior consent of the Company and the Guarantor) may appoint a successor Agent. If the Majority Banks have not appointed a successor Agent in accordance with the previous sentence within 30 days after notice of resignation was given, the Agent (after prior consultation with the Company and the Guarantor) may appoint a successor Agent (acting through an office in the United Kingdom). The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under this Agreement. The Agent's resignation notice shall only take effect upon the appointment of a successor. Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of this Agreement but shall remain entitled to the benefit of this Clause 33. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party. After consultation with the Company and the Guarantor, the Majority Banks may, by notice to the Agent, require it to resign in accordance with this Clause whereupon it shall do so.

33.20	In acting as agent for the Banks, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments. If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it. Notwithstanding any other provision of this Agreement to the contrary, the Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

33.21	The Agent may treat each Bank as a Bank, entitled to payments under this Agreement and acting through its Facility Office, unless it has received not less than five Business Days prior notice from that Bank to the contrary in accordance with the terms of this Agreement. Each Bank shall supply the Agent with any information required by the Agent in order to calculate the Costs Rate in accordance with the Sixth Schedule.

Back to Contents

59

33.22	Without affecting the responsibility of the Company or the Guarantor for information supplied by it or on its behalf in connection with this Agreement, each Bank confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement including but not limited to:

	33.22.1	the financial condition, status and nature of each member of the Group;

	33.22.2	the legality, validity, effectiveness, adequacy or enforceability of this Agreement and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement;

	33.22.3	whether that Bank has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with this Agreement, the transactions contemplated by this Agreement or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement; and

	33.22.4	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with this Agreement, the transactions contemplated by this Agreement or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement.

33.23	If a Reference Bank (or, if a Reference Bank is not a Bank, the Bank of which it is an affiliate) ceases to be a Bank, the Agent shall (with the prior consent of the Company and the Guarantor) appoint another Bank or an affiliate of a Bank to replace that Reference Bank.

33.24	Any amount payable to the Agent under Clause 33.18 shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company, the Guarantor and the Banks, and is in addition to any fee paid or payable to the Agent under Clause 29.

33.25	Each Bank is responsible for its own decision to become involved in the Facility and its decision to take or not take action under the Facility. It should make its own credit appraisal of the Company, the Guarantor and the terms of the Facility. The Agent does not make any representation that any information provided to a Bank before or after the date of this Agreement is true. Accordingly each Bank should take whatever action it believes is necessary to verify that information. In addition the Agent is not responsible for the legality, validity or adequacy of this Agreement. Each Bank will satisfy itself on these issues.

33.26	Despite its role as agent of the Banks the Agent may:

	33.26.1	participate as a Bank in the Facility,

	33.26.2	carry on all types of business with any member of the Group, and

Back to Contents

	33.26.3	act as agent for other groups of lenders to any member of the Group and other borrowers.

33.27	This Clause 33 applies to the Swingline Agent. For this purpose, references in subclauses 33.1 to 33.26 to the Agent will be read as references to the Swingline Agent. The following changes will, however, apply:

Sub-clause	Change

All	Replace “Bank” with “Swingline Bank” and “Banks” with “Swingline Banks”. Replace “Total Commitments” with “Total Swingline Commitments”, “Advance” with “Swingline Advance” and “Loan” with “Swingline Loan”.

33.19	Replace “United Kingdom” with “United States”

34.	Contract (Rights of Third Parties) Act 1999

Except as provided in Clause 33.16 a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

35.	Calculations and Evidence of Debt

35.1	Interest and commitment fees shall accrue from day to day and shall be calculated:-

	35.1.1	on the basis of a year of 360 days and the actual number of days elapsed in the case of dollar denominated Advances and the commitment fees set out in Clause 28.2;

	35.1.2	on the basis of a year of 365 days and the actual number of days elapsed in the case of sterling denominated Advances; and

	35.1.3	in accordance with market practice for each Advance denominated in an Optional Currency other than sterling.

35.2	The Agent (or in the case of Swingline Dollar Advances the Swingline Agent) shall maintain on its books a memorandum account or accounts in accordance with its usual practice in which shall be recorded:-

	35.2.1	the amount of any Advance made or arising hereunder;

	35.2.2	the amount of any principal, interest or other sums due or to become due from the Company to the Banks; and

	35.2.3	the amount of any sum received or recovered by the Banks hereunder.

Back to Contents

35.3	In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts and records maintained pursuant to Clause 35.2 shall be prima facie evidence of the existence and amounts of the obligations of the Company therein recorded.

35.4	A certificate of a Bank as to:-

	35.4.1	the amount by which a sum payable to it hereunder is to be increased under Clause 13.1; or

	35.4.2	the amount for the time being required to be paid to it in respect of any such cost or liability as is mentioned in Clause 15 shall be prima facie evidence of the amount (but not the Company’s liability under the relevant Clause) in any legal action or proceeding arising out of or in connection with this Agreement.

36.	Partial Invalidity

If at any time any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

37.	Remedies and Waivers

37.1	No failure to exercise, nor any delay in exercising, on the part of any Party, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

37.2	A waiver or amendment of a term of this Agreement will be effective only if it is in writing.

37.3	If authorised by the Majority Banks, the Agent may grant waivers and agree amendments with the Company and the Guarantor. These waivers and amendments will be granted on behalf of all Banks and be binding on all of them, including those which were not part of the Majority Banks. This sub-clause does not authorise the Agent to grant any waiver or agree any amendment affecting any of the following:

	37.3.1	Any increase in the amount of the Facility or any increase in the Commitment of a Bank under the Facility.

	37.3.2	Any reduction in the amount of or any change to the method of calculation which could lead to a reduction of interest or commitment fee (other than in accordance with the Margin rachet set out in the definition of “Margin” in Clause 1.1).

Back to Contents

	37.3.3	The manner, currency or timing of repayment of the Loan or of the payment of any other amount.

	37.3.4	The end of the period during which the Facility is available.

	37.3.5	The definition of “Majority Banks”.

	37.3.6	The reduction of any amount otherwise payable under Clauses 13 to 15.

	37.3.7	Any requirement (including the one in this sub-clause) that all the Banks or a certain proportion of them consent to a matter or deliver a notice.

	37.3.8	Any amendment to Clause 23 or this Clause 37.

Waivers or amendments affecting these matters require the consent of all Banks. Waivers or amendments affecting the Mandated Lead Arrangers, the Agent or the Swingline Agent in their capacity as such require such Party’s consent.

37.4	The Company agrees to reimburse the Agent, the Swingline Agent and each Bank for the expenses they incur as a result of any proposal made by the Company or the Guarantor to waive or amend a term of this Agreement.

38.	Notices

38.1	Each communication to be made hereunder shall be in the English language and shall, unless otherwise stated, be made in writing but, subject to Clause 38.3 and unless otherwise stated, may be made by facsimile or letter. Each notice from the Company or the Guarantor or a Bank will be delivered to the Agent.

38.2	Save as provided in Clause 38.3, any communication or document to be made or delivered by one Party to another pursuant to this Agreement shall (unless that other Party has by five business days’ written notice to the other parties specified another address and/or facsimile number) be made or delivered to that other Party at the address or (if specified) facsimile number identified with its signature below and shall be deemed to have been made or delivered when such communication or document has been despatched and the appropriate confirmation received (in the case of any communication made by facsimile on any business day) or (in the case of any communication made by facsimile on a day which is not a business day) on the next business day after the appropriate confirmation is received or (in the case of any communication made by letter) when such communication or document is received.

38.3	Each communication made by the Company or the Guarantor pursuant to Clauses 6 and 11 shall be effected, in the first instance, by facsimile and by the subsequent delivery, by the specified time, of the original Advance Request, duly signed by two Authorised Signatories.

Back to Contents

39.	Set Off

39.1	The Company authorises each Bank to apply any credit balance (whether or not then due) to which it is at any time beneficially entitled on any account at, or any sum held to its order by and/or any liability to it of, any office of the Bank in or towards satisfaction of any sum then due from it to the Bank under this Agreement and unpaid and, for that purpose, to convert one currency into another (but so that nothing in this Clause 39 shall be effective to create a charge). No Bank shall be obliged to exercise any of its rights under this Clause, which shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise).

39.2	Notwithstanding any provision to the contrary, during the Certain Funds Period, in respect of any Advance, the Banks shall not be entitled to exercise any right of set-off or counter-claim.

40.	Counterparts

40.1	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

40.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

Back to Contents

Part 15

LAW

41.	Law

This Agreement shall be governed by, and construed in accordance with, the laws of England.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

Back to Contents

THE FIRST SCHEDULE:

Banks and Commitments

Banks	Tranche A	Tranche B	Tranche C
(other than Swingline Banks)	Commitment	Commitment	Commitment

Bank of	$500,000,000	$400,000,000	$320,000,000
America, N.A.

BNP Paribas	$500,000,000	$400,000,000	$320,000,000

HSBC Bank plc	$500,000,000	$400,000,000	$320,000,000

Lloyds TSB	$500,000,000	$400,000,000	$320,000,000
Bank plc

The Royal Bank	$500,000,000	$400,000,000	$320,000,000
of Scotland plc

	$2,500,000,000	$2,000,000,000	$1,600,000,000

Swingline Banks	Commitment

Bank of America, N.A.	$200,000,000

BNP Paribas	$200,000,000

HSBC Bank plc	$200,000,000

Lloyds TSB Bank plc	$200,000,000

The Royal Bank of Scotland plc	$200,000,000

	$1,000,000,000

Back to Contents

THE SECOND SCHEDULE:

Section A

(Conditions Precedent Documents For Tranche A Advances
to a maximum of Tranche A Loan $1,500,000,000)

Back to Contents

Section B

(Additional Conditions Precedent Documents for the Facility
(other than with respect to Tranche A Advances to a maximum
Advance Tranche A Loan of $1,500,000,000))

Back to Contents

THE THIRD SCHEDULE:

Timetable for Advances

Back to Contents

THE FOURTH SCHEDULE:

Form of Advance Request

Back to Contents

THE FIFTH SCHEDULE:

Form of Confidentiality Undertaking
referred to in Clause 20.1.2

[Letterhead of Bank]

Back to Contents

THE SIXTH SCHEDULE:

Costs Rate

Back to Contents

THE SEVENTH SCHEDULE:

Form of Substitution Certificate

Back to Contents

THE EIGHTH SCHEDULE:

Form of Syndication Agreement

THIS AGREEMENT is made on , 2002 BETWEEN:-

(1)	CADBURY SCHWEPPES FINANCE p.l.c. (the “Company”);

(2)	CADBURY SCHWEPPES PUBLIC LIMITED COMPANY (the “Guarantor”);

(3)	THE FINANCIAL INSTITUTIONS named in Part A of the Appendix (the “Existing Banks”);

(4)	THE FINANCIAL INSTITUTIONS named in Part B of the Appendix (the “New Banks”);

(5)	BANC OF AMERICA SECURITIES LIMITED, BNP PARIBAS, HSBC BANK plc, LLOYDS TSB BANK plc and THE ROYAL BANK OF SCOTLAND plc (the “Mandated Lead Arrangers”);

(6)	HSBC BANK plc as agent for the Banks (the “Agent”); and

(7)	HSBC BANK USA as swingline agent for the Banks (the “Swingline Agent”).

WHEREAS:

(A)	by a facility agreement dated [ ] December, 2002 and made between the parties of the first, second, third, fifth, sixth and seventh parts hereto (the “Original Agreement”), a U.S. $6,100,000,000 revolving credit facility was made available to the Company by the Existing Banks;

(B)	the parties hereto have now agreed to the novation of certain portions of the participation in the Facility of each Existing Bank to each of the New Banks and to the release and discharge of each Existing Bank to the extent to which its participation in the Facility has been novated, upon the terms and subject to the conditions of this Agreement; and

(C)	this Agreement is supplemental to the Original Agreement and is entered into for the purpose of amending the Original Agreement and to novate the Original Agreement (as so amended).

NOW IT IS AGREED as follows:-

1.	Subject to the following provisions of this Agreement, terms defined in the Original Agreement shall, where the context permits, bear the same meanings in this Agreement (including the Recitals hereto). In addition “Effective Date” when used herein means [ ], 2002 or, if such date is not a business day, the next following business day thereafter.

Back to Contents

2.	(A)	Subject to a New Bank making the relevant payment (if any) required of it under sub-paragraph (E), with effect from the Effective Date :

		(i)	that New Bank will become a Bank under the Original Agreement with a Commitment [and a participation in the outstanding Advances] in the amount[s] set out in Part B of the Appendix hereto;

		(ii)	the Existing Banks’ Commitments and participations in each outstanding Advance shall be reduced pro rata by amounts aggregating the Commitment or (as the case may be) participation in such outstanding Advance acquired by such New Bank under (i) above;

		(iii)	the Company, the Guarantor and each Existing Bank shall each be released from any further obligations to each other under the Original Agreement attributable to the amount of its Commitment and participation in outstanding Advances novated by the relevant Existing Bank to such New Bank and their respective rights against each other in respect of such amount of such Commitment and participation in outstanding Advances shall be cancelled;

		(iv)	the Company, the Guarantor and such New Bank shall each assume new obligations to each other and/or acquire new rights against each other which differ from the rights and obligations discharged under paragraph (iii) above only insofar as the Company, the Guarantor and such New Bank have assumed and acquired the same in place of the Company, the Guarantor and each Existing Bank; and

		(v)	the Agent, the Swingline Agent, the New Bank and the Banks shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Bank been an original party to the Original Agreement as a Bank with the rights and/or obligations acquired or assumed by it as a result of such novation.

	(B)	The Existing Bank hereby confirms the accuracy of the summary of its participation in the Agreement set out in Part A of the Appendix hereto.

	(C)	Each of the Existing Banks and the New Banks acknowledges that it is a Bank and agrees that it will accordingly perform in accordance with their terms all its obligations under the Original Agreement (as amended and novated hereby).

	(D)	All amounts payable to an Existing Bank by the Company and the Guarantor on or before the Effective Date (including, without limitation, all interest and fees payable on the Effective Date) in respect of any period ending on or before the Effective Date shall be for the account of the Existing Banks and none of the New Banks shall have any interest in, or any rights in respect of, any such amount.

Back to Contents

	(E)	Each of the New Banks agrees to pay to the Existing Banks an amount equal to the Parties’ participation in the outstanding Advances to be acquired by it on the Effective Date, such amount to be divided among the Banks pro rata to their Commitments.

3.	Each of the New Banks confirms that it has received a copy of the Original Agreement together with such other documents and information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on any Existing Bank, the Mandated Lead Arrangers, the Agent or the Swingline Agent to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such documents or information and further agrees that it has not relied and will not rely on any Existing Bank, the Mandated Lead Arrangers, the Agent or the Swingline Agent to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Company, the Guarantor or any other party to the Original Agreement (as amended and novated hereby).

5.	Neither the Agent nor the Mandated Lead Arrangers nor the Swingline Agent nor any Existing Bank makes any representation or warranty or assumes any responsibility with respect to the execution, legality, validity, effectiveness, adequacy or enforceability of the Original Agreement or any document relating thereto (including without limitation this Agreement), or assumes or accepts any responsibility for the collectability of amounts payable under the Original Agreement or the financial condition of either the Company or the Guarantor or any other party to the Original Agreement or this Agreement or for the accuracy of any statements (whether written or oral) made in or in connection with the Original Agreement or for the performance and observance by either the Company or the Guarantor or any other such party of any of its or their respective obligations under the Original Agreement (as amended and novated hereby) or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

6.	Each of the Existing Banks hereby gives notice to each of the New Banks that nothing herein or in the Original Agreement (or any document relating thereto) shall oblige any Existing Bank (A) to accept any novation or transfer back from any New Bank of the whole or any part of the rights, benefits and/or obligations under the Original Agreement as amended and novated pursuant hereto or (B) to support any losses directly or indirectly sustained or incurred by any New Bank (i) by reason of the non-performance by either the Company or the Guarantor or any other party to the Original Agreement (or any document relating thereto, including without limitation this Agreement) of any of its obligations under any such document or (ii) otherwise. Each New Bank hereby acknowledges the absence of any such obligation as is referred to in (A) or (B) above.

7.	Each New Bank hereby represents to and undertakes with each of the Company and the Guarantor in the terms of Clause 13.3 of the Original Agreement.

8.	Each New Bank has delivered to the Facility Agent its initial details for the purposes of Clause 38 of the Original Agreement.

Back to Contents

9.	Each of the parties hereto acknowledges and confirms that the Original Agreement remains in full force and effect subject only to the novations expressly provided for herein.

10.	In this Clause, “Information Memorandum” means the information memorandum prepared on behalf of, and approved by, the Company in connection with the Original Agreement. In the case of the Company only:

	(a)	the factual information contained in the Information Memorandum was true and accurate, to the best of the Company’s knowledge and belief, in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given;

	(b)	the broker financial projections contained in the Information Memorandum were reviewed by the Company and in the opinion of the Company were not unreasonable, as at the date of the Information Memorandum, in respect of debt, net interest costs and EBITDA;

	(c)	each expression of opinion or intention contained in the Information Memorandum was made after careful consideration and enquiry and is believed by the Company to be reasonable as at the date at which it is stated to be given;

	(d)	the Information Memorandum did not omit as at its date any information which, if disclosed, would make the Information Memorandum taken as a whole untrue or misleading in any material respect; and

	(e)	as at the date of this Agreement, nothing has occurred since the date of the Information Memorandum, which would make the Information Memorandum untrue or misleading in any material respect other than matters which have been disclosed in writing to the Mandated Lead Arrangers.

11.	This Agreement may be executed in any number of counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

12.	This Agreement shall be governed by, and construed in accordance with, English law and the parties hereto submit to the jurisdiction of the English courts.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

Back to Contents

The Company

CADBURY SCHWEPPES FINANCE p.l.c.

By:	TERENCE ALBERT BIRD

Address:	25 Berkeley Square, London W1J 6HB

Telephone No.:	020 7409 1313

Fax No.:	020 7830 5200

The Guarantor

CADBURY SCHWEPPES PUBLIC LIMITED COMPANY

By:	TIMOTHY DAVID OWEN

Address:	25 Berkeley Square, London W1J 6HB

Telephone No.:	020 7409 1313

Fax No.:	020 7830 5200

The Mandated Lead Arrangers

BANC OF AMERICA SECURITIES LIMITED

By:	CHARLES BINGHAM

Address:	1 Alie Street, London E1 8DE

Fax No.:	+44 207 809 5292

Attention:	Charles Bingham, Managing Director

Back to Contents

BNP PARIBAS

By:	SIMON ALLOCCA	FRANCOIS REGNIER

Address:	10 Harewood Avenue, London NW1 6AA

Fax No.:	+44 207 595 5019

Attention:	Michael Redferne

HSBC BANK plc

By:	ED FLANDERS

Address:	Thames Exchange, 2nd Floor, 10 Queen Street Place, London EC4R 1BL

Fax No.:	+44 207 336 9609

Attention:	Syndicated Finance

LLOYDS TSB BANK plc

By:	PETER J ROBSON

Address:	Corporate Banking, St. George’s House, 6-8 Eastcheap, London EC3M 1AE

Fax No.:	+44 207 661 4942

Attention:	Peter Robson

THE ROYAL BANK OF SCOTLAND plc

By:	MICHAEL PORTER

Address:	135 Bishopsgate, London EC2M 3UR

Fax No.:	+44 207 375 5143

Attention:	Syndications

Back to Contents

The Banks

Name:	BANK OF AMERICA, N.A.

By:	CHARLES BINGHAM

Address:	26, Elmfield Road, Bromley, Kent BR1 1WA

Fax No.:	+44 208 313 2140

Attention:	Tony Iddiols/Pat Chambers

Name:	BNP PARIBAS

By:	SIMON ALLOCCA	FRANCOIS REGNIER

Address:	10 Harewood Avenue, London NW1 6AA

Fax No.:	+44 207 595 5019

Attention:	Michael Redferne

Name:	HSBC BANK plc

By:	ED FLANDERS

Address:	27-32 Poultry, London EC2P 2BX

Fax No.:	+44 207 260 4800

Attention:	Corporate & Institutional Banking

Name:	LLOYDS TSB BANK plc

By:	PETER J ROBSON

Address:	Corporate Banking, St. George’s House, 6-8 Eastcheap, London EC3M 1AE

Fax No.:	+44 207 661 4942

Attention:	Peter Robson

Back to Contents

Name:	THE ROYAL BANK OF SCOTLAND plc

By:	MICHAEL PORTER

Address:	135 Bishopsgate, London EC2M 3UR

Fax No.:	+44 207 375 8692

Attention:	Corporate & Institutional Banking

Agent

HSBC BANK plc

By:	MICHAEL JESTER

Address:	8 Canada Square, 17th Floor, London E14 5HQ

Fax No.:	+44 207 991 4346

Attention:	Syndicated Finance, Support & Agency Services

Swingline Agent

HSBC BANK USA

By:	MICHAEL JESTERAS ATTORNEY

Address:	1 HSBC Center, 26th Floor, Buffalo, NY 14203

Fax No.:	+1 716 841 5099

Attention:	Tricia Graham, c/o Special Lending Support

Back to Contents

Back to Contents

Back to Contents

CONFORMED COPY

Dated 17th December, 2002

CADBURY SCHWEPPES FINANCE p.l.c.

CADBURY SCHWEPPES PUBLIC LIMITED COMPANY
as Guarantor

BANC OF AMERICA SECURITIES LIMITED, BNP PARIBAS,
HSBC BANK plc, LLOYDS TSB BANK plc
and THE ROYAL BANK OF SCOTLAND plc

as Mandated Lead Arrangers

and

  THE BANKS
as defined herein

and

HSBC BANK plc
as Agent

and

HSBC BANK USA
as Swingline Agent

  FACILITY AGREEMENT
relating to a revolving credit facility totalling
U.S.$6,100,000,000

Slaughter and May
One Bunhill Row
London EC1Y 8YY

(DTF/JZZA)

CB022590031